     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 16, 2000



                                                      REGISTRATION NO. 333-37102

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                               AMENDMENT NO. 1 TO

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                          NEXTEL COMMUNICATIONS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                     DELAWARE                                           36-3939651
           (State or Other Jurisdiction                              (I.R.S. Employer
         of Incorporation or Organization)                        Identification Number)

                            2001 EDMUND HALLEY DRIVE
                             RESTON, VIRGINIA 20191
                                 (703) 433-4000
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                             ---------------------
                             THOMAS J. SIDMAN, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                          NEXTEL COMMUNICATIONS, INC.
                            2001 EDMUND HALLEY DRIVE
                             RESTON, VIRGINIA 20191
                                 (703) 433-4000
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                             ---------------------
                                   Copies to:

                              LISA A. STATER, ESQ.
                           JONES, DAY, REAVIS & POGUE
                              3500 SUNTRUST PLAZA
                              303 PEACHTREE STREET
                          ATLANTA, GEORGIA 30308-3242
                                 (404) 521-3939

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time following the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE. THE SELLING SECURITY HOLDERS MAY NOT SELL OR OFFER THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES. NEITHER NEXTEL NOR THE SELLING SECURITY HOLDERS ARE SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED JUNE 16, 2000


PROSPECTUS

                                 $1,150,000,000

                          NEXTEL COMMUNICATIONS, INC.

                    5 1/4% CONVERTIBLE SENIOR NOTES DUE 2010

                             ---------------------


     This prospectus relates to the offering of our 5 1/4% convertible senior notes due 2010 or the shares of our common stock issued upon conversion of the convertible notes (15,456,990 shares at the current conversion price). The selling security holders may offer the securities at fixed prices, at prevailing market prices at the time of sale, at varying prices or negotiated prices. We will not receive any cash proceeds from the selling security holders' sales of these securities.


The Convertible Notes

     - Interest is payable on the convertible notes on each January 15 and July 15.


     - Holders may convert the convertible notes into our common stock at any time before January 15, 2010 or the earlier redemption or repurchase of the convertible notes, at a conversion price of $74.40 per share, subject to adjustment in specified events. Changes in the conversion price, if any, and the number of shares issuable upon conversion as a result of any change, will be set forth in a supplement to this prospectus.


     - On or after January 18, 2003, we may redeem any of the convertible notes at the redemption prices listed in this prospectus, plus accrued interest.

     - There is currently no established market for trading in the convertible notes.

The Common Stock

     - Our common stock is listed on the Nasdaq National Market under the symbol "NXTL."


     - On June 15, 2000, the last reported sale price of our common stock was $62 13/16.


                             ---------------------

      AS A PROSPECTIVE PURCHASER OF THESE SECURITIES, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION OF "RISK FACTORS" THAT BEGINS ON PAGE 5 OF THIS PROSPECTUS.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE CONVERTIBLE NOTES OR COMMON STOCK TO BE DISTRIBUTED UNDER THIS PROSPECTUS, NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------


                  The date of this prospectus is June 16, 2000

                      REFERENCES TO ADDITIONAL INFORMATION

     As used in this prospectus, "Nextel", "we", "us" and "our" refer to Nextel Communications, Inc. and its consolidated subsidiaries, except where the context otherwise requires or as otherwise indicated. This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. You may obtain documents that we file with the Securities and Exchange Commission and incorporate by reference into this prospectus in writing or by telephone from:

         Nextel Communications, Inc.
         2001 Edmund Halley Drive
         Reston, Virginia 20191
         Attention: Investor Relations
         Telephone: (703) 433-4000

See "XII. Where You Can Get More Information."

     "Nextel", "Nextel Direct Connect", Nextel Online" and "Nextel Worldwide" are trademarks or service marks of Nextel. "Motorola", "iDEN", "i1000plus", "i500plus", "i700plus" and "i2000" are trademarks or service marks of Motorola, Inc.

                               TABLE OF CONTENTS


 I.     SUMMARY.....................................................     1
        A.  Nextel..................................................     1
        B.  Use of Proceeds.........................................     2
        C.  The Convertible Notes...................................     2
        D.  Summary Consolidated Financial Information..............     3
 II.    RISK FACTORS................................................     5
        A.  Risk Factors Relating to Nextel.........................     5
        B.  Risk Factors Relating to the Convertible Notes..........    14
        C.  Our Forward-Looking Statements Are Subject to a Variety
            of Factors That Could Cause Actual Results to Differ
            Materially from Current Beliefs.........................    17
 III.   USE OF PROCEEDS.............................................    18
 IV.    SELLING SECURITY HOLDERS....................................    18
 V.     DESCRIPTION OF THE CONVERTIBLE NOTES........................    24
        A.  General.................................................    24
        B.  Form, Denomination and Registration.....................    25
        C.  Conversion of the Convertible Notes.....................    26
        D.  Optional Redemption by Nextel...........................    29
        E.  Repurchase at the Option of the Holder..................    29
        F.  Events of Default; Notice and Waiver....................    30
        G.  Modification of the Indenture...........................    31
        H.  Information Concerning the Trustee......................    32
        I.  Notices.................................................    32
 VI.    DESCRIPTION OF CAPITAL STOCK................................    32
        A.  General.................................................    32
        B.  Common Stock............................................    32
        C.  Preferred Stock.........................................    34
        D.  Relevant Provisions of Our Certificate of Incorporation,
            Our By-laws and Delaware Law............................    37
 VII.   DILUTION....................................................    38
 VIII.  UNITED STATES FEDERAL INCOME TAX CONSEQUENCES...............    39
 IX.    PLAN OF DISTRIBUTION........................................    43
 X.     LEGAL MATTERS...............................................    44
 XI.    EXPERTS.....................................................    44
 XII.   WHERE YOU CAN GET MORE INFORMATION..........................    44
        A.  Available Information...................................    44
        B.  Incorporation of Documents by Reference.................    44

                                   I. SUMMARY

     This summary highlights basic information about Nextel and the securities offered by the selling security holders, but does not contain all information important to you. You should read the more detailed information and consolidated financial statements and the related notes appearing elsewhere and incorporated by reference in this prospectus.

A. NEXTEL

     We provide a wide array of digital wireless communications services throughout the United States. We offer a differentiated, integrated package of digital wireless communications services under the Nextel brand name, primarily to business users. Our digital mobile network constitutes one of the largest integrated wireless communications systems utilizing a single transmission technology in the United States. This digital technology, developed by Motorola, Inc., is referred to as the integrated Digital Enhanced Network, or iDEN, technology.

     A customer using our digital mobile network is able to access:

     - digital mobile telephone service;

     - digital two-way radio dispatch service, which provides instant conferencing capabilities and is marketed as "Nextel Direct Connect" service;

     - the Internet and new digital two-way mobile data services, marketed as "Nextel Online" service;

     - paging; and

     - short-messaging service.

We refer to the handset device on which we deliver these services as a subscriber unit. As of March 31, 2000:

     - we provided service to about 5,056,000 digital subscriber units in the United States; and


     - our digital mobile network or the compatible digital mobile network of Nextel Partners, Inc., a joint venture in which we are a participant, was operational in areas in and around 96 of the top 100 metropolitan statistical areas in the United States.



     On April 3, 2000, we launched our Nextel Worldwide service offering with the introduction of the i2000 subscriber unit. The i2000, being manufactured by Motorola, is a dual mode subscriber unit that operates on both the iDEN technology used by Nextel and the Global System for Mobile Communications digital wireless technology that has been established as the current digital cellular communications standard in Europe and elsewhere. The i2000 allows digital roaming in more than 65 countries worldwide with the convenience of one phone, one number and one bill.



     On April 25, 2000, we commercially launched our Nextel Online service offering in 43 major markets, including more than 750 cities across the United States, for Internet capable subscriber units developed and manufactured by Motorola, the "i1000plus," the "i500plus" and the "i700plus." These new handsets are the first in a product line that incorporates micro-browsers and enables wireless Internet services, by supplying web-based applications and content directly to our subscribers.



     In addition to our domestic operations, we have ownership interests in international wireless companies through our substantially wholly owned subsidiary, Nextel International, Inc. Nextel International, through its subsidiaries and affiliates, provides wireless communications services in and around various major metropolitan market areas in Latin America, Asia and Canada. Along with Nextel International, we currently provide our service in nine of the world's 25 largest cities.


     Our principal executive and administrative facility is located at 2001 Edmund Halley Drive, Reston, Virginia 20191, and our telephone number is (703) 433-4000.

B. USE OF PROCEEDS

     We will not receive any cash proceeds from the sale of the securities being offered by the selling security holders.

C. THE CONVERTIBLE NOTES

SECURITIES OFFERED.........  $1,150,000,000 principal amount of 5 1/4%
                             convertible senior notes due January 15, 2010. See "V. Description of the Convertible Notes."

INTEREST...................  5 1/4% per year on the principal amount, payable semi-annually in arrears in cash on January 15 and July 15 of each year, beginning July 15, 2000. The first interest payment will include interest from January 26, 2000.


CONVERSION.................  The convertible notes will be convertible into our common stock at the option of the holder at any time before redemption, repurchase or maturity at a conversion price of $74.40 per share, subject to adjustment in specified events. See "V. Description of the Convertible Notes -- C. Conversion of the Convertible Notes."


OPTIONAL REDEMPTION........  At any time on or after January 18, 2003, we may redeem the convertible notes. The initial redemption price is 103.500% of the principal amount, plus accrued interest. The redemption price will decline on January 15 of each year, beginning on January 15, 2004, as set forth in "V. Description of the Convertible Notes -- D. Optional Redemption by Nextel."

FUNDAMENTAL CHANGE.........  Upon the occurrence of any "Fundamental Change," as described in this prospectus, and before the maturity or redemption of the convertible notes, each holder will have the right to require us to repurchase all or any part of that holder's convertible notes at a price equal to 100% of the principal amount of the convertible notes being repurchased, plus accrued interest. See "V. Description of the Convertible Notes -- E. Repurchase at the Option of the Holder."

SINKING FUND...............  None.

RANKING....................  The convertible notes will rank:

                             - equally with all of our other unsubordinated,
                               unsecured indebtedness;

                             - junior to all of our secured indebtedness;

                             - junior to all liabilities of our subsidiaries

                             At March 31, 2000, we had $6.6 billion of indebtedness, and our subsidiaries had $7.0 billion of indebtedness and current liabilities.

NASDAQ SYMBOL FOR COMMON
  STOCK....................  NXTL.

RISK FACTORS...............  You should read the "Risk Factors" section beginning on page 5 of this prospectus, as well as the other cautionary statements throughout the entire prospectus, to ensure that you understand the risks associated with an investment in the convertible notes and the common stock.

D. SUMMARY CONSOLIDATED FINANCIAL INFORMATION

     The financial information below for the years ended December 31, 1995, 1996, 1997, 1998, and 1999 has been derived from our audited consolidated financial statements. The financial information for the three months ended March 31, 1999 and 2000 has been derived from our unaudited financial statements and reflects only normal recurring adjustments necessary for the fair presentation of this information. You should not expect the results of operations of interim periods to be an indication of results for a full year. This information is only a summary and should be read in conjunction with our historical financial statements contained in reports filed with the Securities and Exchange Commission. See "XII. Where You Can Get More Information -- A. Available Information."

     Acquisitions. Our results were affected by business combinations, acquisitions and investments involving both domestic and international companies. In July 1995, we completed the acquisition of substantially all of Motorola's 800 MHz specialized mobile radio licenses in the continental United States and mergers with OneComm Corporation and American Mobile Systems, Incorporated. In January 1996, we completed a merger with Dial Page, Inc. Additional information regarding acquisitions completed in 1997, 1998 and 1999 can be found in note 2 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 1999.

     Income Tax Provision. As a result of operating results and the change in useful lives of some intangible assets, we increased our valuation allowance for deferred tax assets resulting in a tax provision of about $259 million in 1997.

     Ratio of Earnings to Fixed Charges. For the purpose of computing the ratio of earnings to fixed charges, earnings consist of loss before income taxes plus fixed charges less capitalized interest and less income (loss) from equity method investments and loss (income) attributable to minority interests. Fixed charges consist of:

     - interest on all indebtedness and amortization of deferred financing costs and amortization of original issue discount; and

     - that portion of rental expense which we believe to be representative of interest.

     The deficiency of earnings to cover fixed charges for the year ended December 31, 1995 was $563 million; for the year ended December 31, 1996 was $885 million; for the year ended December 31, 1997 was $1,342 million; for the year ended December 31, 1998 was $1,771 million; for the year ended December 31, 1999 was $1,290 million; for the three months ended March 31, 1999 was $464 million; and for the three months ended March 31, 2000 was $270 million.


     The financial information below reflects the effect of our 2-for-1 stock split in the form of a stock dividend paid on June 6, 2000 to stockholders of record as of May 26, 2000.


     You should review notes 12 and 13 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 1999 for a detailed discussion of our capital stock.

                                                                                   THREE MONTHS
                                             YEAR ENDED DECEMBER 31,              ENDED MARCH 31,
                                  ---------------------------------------------   ---------------
                                   1995     1996     1997      1998      1999      1999     2000
                                  ------   ------   -------   -------   -------   ------   ------
                                              (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Operating revenues..............  $  172   $  333   $   739   $ 1,847   $ 3,326   $  664   $1,079
Cost of revenues................     152      248       289       516       697      163      214
Selling, general and
  administrative................     194      330       862     1,551     2,094      466      637
Expenses related to corporate
  reorganization................      17       --        --        --        --       --       --
Depreciation and amortization...     236      401       526       832     1,004      228      280
                                  ------   ------   -------   -------   -------   ------   ------
  Operating loss................    (427)    (646)     (938)   (1,052)     (469)    (193)     (52)
Interest expense, net...........     (90)    (206)     (378)     (622)     (782)    (194)    (195)
Other (expense) income, net.....     (15)     (11)        7       (37)      (47)     (62)     (40)
Income tax benefit
  (provision)...................     201      307      (259)      192        28       10        8
                                  ------   ------   -------   -------   -------   ------   ------
Loss before extraordinary
  item..........................    (331)    (556)   (1,568)   (1,519)   (1,270)    (439)    (279)
Extraordinary item -- loss on
  early retirement of debt, net
  of tax of $0..................      --       --       (46)     (133)      (68)      --     (104)
Mandatorily redeemable preferred
  stock dividends...............      --       --       (29)     (149)     (192)     (46)     (52)
                                  ------   ------   -------   -------   -------   ------   ------
Loss attributable to common
  stockholders..................  $ (331)  $ (556)  $(1,643)  $(1,801)  $(1,530)  $ (485)  $ (435)
                                  ======   ======   =======   =======   =======   ======   ======
Loss per share attributable to
  common stockholders, basic and
  diluted:
  Loss before extraordinary item
    attributable to common
    stockholders................  $(1.16)  $(1.25)  $ (3.21)  $ (2.99)  $ (2.29)  $(0.83)  $(0.45)
  Extraordinary item............      --       --     (0.09)    (0.24)    (0.11)      --    (0.14)
                                  ------   ------   -------   -------   -------   ------   ------
                                  $(1.16)  $(1.25)  $ (3.30)  $ (3.23)  $ (2.40)  $(0.83)  $(0.59)
                                  ======   ======   =======   =======   =======   ======   ======
Weighted average number of
  common shares outstanding.....     286      446       498       558       638      584      742
                                  ======   ======   =======   =======   =======   ======   ======
OTHER FINANCIAL DATA:
Ratio of earnings to fixed
  charges (see discussion
  above)........................      --       --        --        --        --       --       --


                                                               MARCH 31, 2000
                                                               --------------
                                                               (IN MILLIONS)
BALANCE SHEET DATA:
Cash and cash equivalents, including restricted portion.....      $ 5,200
Intangible assets, net......................................        4,549
Total assets................................................       19,596
Long-term debt, including current portion...................       11,875
Mandatorily redeemable preferred stock......................        1,751
Stockholders' equity........................................        2,562

                                II. RISK FACTORS

     You should carefully consider the specific factors listed below, as well as the other information included and incorporated by reference in this prospectus, before making an investment decision.

A. RISK FACTORS RELATING TO NEXTEL

  1. WE HAVE A HISTORY OF NET LOSSES AND NEGATIVE CASH FLOW AND MAY NOT BE ABLE TO SATISFY OUR CASH NEEDS FROM OPERATIONS.

     We have never been profitable and have experienced negative cash flow since our start in 1987. We had losses attributable to common stockholders of about $1.5 billion during 1999 and about $435 million for the three months ended March 31, 2000. Our accumulated deficit was about $6.1 billion at March 31, 2000. We expect that losses will continue over the next several years. We cannot know when, if ever, net cash generated by our internal business operations will support our growth and continued operations.

  2. WE WILL NEED SUBSTANTIAL AMOUNTS OF ADDITIONAL FINANCING.

     a. REASONS WE WILL NEED CASH.

     We anticipate that we will need substantial amounts of cash for:

     - capital expenditures to build and enhance our digital mobile network, including those to construct or modify network elements required for Nextel Online or to enable wireless Internet connectivity and other digital two-way mobile data applications;

     - operating expenses relating to our digital mobile network;

     - potential acquisitions, including negotiated acquisitions of spectrum from third parties and any future Federal Communications Commission or other government-sponsored auctions of spectrum;

     - debt service requirements; and

     - other general corporate expenditures.

     We expect our cash needs will exceed our cash flows from operating activities through 2000. In addition, we may need to revise our business plan to respond to competitive and other factors, so our need for cash may increase.

     b. OUR CURRENT FINANCING AGREEMENTS ARE LIMITED AND CONTAIN RESTRICTIONS ON ADDITIONAL FINANCINGS THAT MAY RESTRICT GROWTH AND ADVERSELY AFFECT OPERATIONS.

     Our long-term cash needs may be much greater than our cash on hand and availability under our existing financing agreements. As a result, in the future we may have to raise substantial amounts of additional funds, in the form of equity or debt, to support any significant acquisitions of additional spectrum, as well as our currently expected growth and operations. If we are unable to do so, we may not be able to pursue or consummate potential significant spectrum acquisitions or to expand the coverage and capacity of our network to meet the demands of our anticipated growth. Our inability to achieve contemplated levels of growth or to acquire additional spectrum required to support or provide contemplated "third generation" or "3G" mobile wireless service offerings could adversely affect our financial results and may adversely affect the value of the convertible notes and the common stock.

     Our bank credit facility as in effect on March 31, 2000 provided for total secured financing capacity of up to $6.0 billion from our bank lenders, provided that we satisfy financial and other conditions. As of March 31, 2000, we had borrowed about $3.7 billion of this secured financing. The availability of additional financing under our bank credit facility is also subject to the satisfaction of covenants under indentures relating to our public notes. Our access to additional funds may be limited by the terms of our existing financing agreements, including:

     - covenants that restrict the amount of additional borrowings, including additional borrowings under existing financing arrangements;

     - covenants that restrict our grant of liens on assets, which affects our ability to obtain new secured financing; and

     - existing debt service requirements.

     c. FUNDING REQUIREMENTS FOR OUR INTERNATIONAL OPERATIONS AND GROWTH MAY CAUSE EVEN GREATER CASH NEEDS, WHICH MAY RESULT IN LESS FUNDING AVAILABLE FOR OUR DOMESTIC GROWTH AND OPERATIONS.

     Based on Nextel International's assessment of the business activity and related cash needs of its subsidiaries and affiliates that are controlled by or that rely substantially on Nextel International for further funding, Nextel International believes that it will have to rely on external sources of funding to supply the cash needed to implement its business plan and continue its operations through 2000. These external sources primarily include borrowings under Nextel International's existing bank and vendor credit lines and issuances of its securities, including to us or our other subsidiaries. We, therefore, currently expect that we may need to fund a significant portion of Nextel International's cash needs in 2000. This would increase our own cash needs, which could result in a lesser amount of cash available to us for domestic use.

     d. TO OBTAIN ADDITIONAL SPECTRUM, INCLUDING SPECTRUM THAT MAY BE AWARDED IN GOVERNMENT-SPONSORED AUCTIONS, WE MAY BE REQUIRED TO RAISE ADDITIONAL CAPITAL.


     If we were to acquire additional spectrum, including through participation as a bidder or member of a bidding group in government-sponsored auctions of spectrum, we may need to raise significant amounts of additional capital for these purposes, as well as to finance the pursuit of any new business opportunities associated with our acquisitions of additional spectrum. The Federal Communications Commission has publicly stated that specified personal communication services spectrum licenses initially awarded to affiliates of NextWave Communications, Inc. had automatically canceled and will be included in a re-auction of spectrum scheduled to occur in November 2000. The Federal Communications Commission also has publicly announced additional spectrum auctions scheduled to occur in 2000.


     We cannot assure you:

     - that any or all of these spectrum auctions will occur or, if so, on their currently announced schedules;

     - in which auctions we will participate, alone or as a member of a bidding group;

     - whether we or any bidding group in which we are a participant will be a successful bidder and will be awarded spectrum licenses in any of these auctions; or

     - what amounts would be required to be bid to prevail in any of these auctions.

     We cannot assure you that we will be able to accomplish any spectrum acquisition or that the necessary additional capital for that purpose will be available to us on acceptable terms, or at all. If sufficient additional capital is not available, we may be unable to complete any spectrum acquisition or the amount of funding available to us for our existing businesses would be reduced.

     e. OTHER FACTORS MAY ADVERSELY AFFECT OUR ACCESS TO ADDITIONAL FINANCING, AND WE MAY HAVE TO CURTAIL OUR BUSINESS IF WE CANNOT ACCESS ADDITIONAL FINANCING.

     Our access to additional funds also may be limited by:

     - general market conditions that adversely affect the availability or cost of financings;

     - market conditions affecting the telecommunications industry in general;
       and

     - specific factors affecting our attractiveness as a borrower or investment vehicle, including:

          (1) the terms of our arrangements with Motorola that relate to Motorola's ownership interest in us, and the terms of options and warrants issued to others, that may make equity financings more difficult;

          (2) the ability to relocate current spectrum licensees from some frequencies in order to remove them from spectrum as to which we were the highest bidder at an auction;

          (3) the potential commercial opportunities and risks associated with implementation of our business plan;

          (4) the market's perception of our performance and assets; and

          (5) the actual amount of cash we need to pursue our business strategy.

     f. FUNDING FOR OUR CAPITAL NEEDS IS NOT ASSURED, AND WE MAY HAVE TO CURTAIL OUR BUSINESS IF WE CANNOT FIND ADEQUATE FUNDING.

     We currently have no legally binding commitments or understandings with any third parties to obtain any material amount of additional equity or debt financing. We cannot assure you that we will be able to obtain any additional financing in the amounts or at the times that we may require the financing or, if we do obtain any financing, that it would be on acceptable terms. As a result, we cannot assure you that we will have adequate capital to implement future expansions and enhancements of our digital mobile network, to maintain our current levels of operation or to pursue strategic acquisitions or other opportunities to increase our spectrum holdings. Our failure to obtain sufficient additional financing could result in the delay or abandonment of some or all of our development, expansion and acquisition plans and expenditures, which could have an adverse effect on us and on the value of the convertible notes and the common stock.

  3. OUR FUTURE PERFORMANCE WILL DEPEND ON OUR ABILITY TO SUCCEED IN THE HIGHLY COMPETITIVE WIRELESS COMMUNICATIONS INDUSTRY.

     Our ability to compete effectively with established and prospective wireless communications service providers depends on many factors, including:

     - IF OUR WIRELESS COMMUNICATIONS TECHNOLOGY DOES NOT PERFORM IN A MANNER THAT MEETS CUSTOMER EXPECTATIONS, WE WILL BE UNABLE TO ATTRACT AND RETAIN CUSTOMERS, WHICH WOULD ADVERSELY AFFECT US. Customer acceptance of the services we offer is and will continue to be affected by technology-based differences and by the operational performance and reliability of system transmissions on our digital mobile network. If we are unable to address and resolve satisfactorily performance or other transmission quality issues as they arise, or if these issues limit our ability to expand our network coverage or capacity as currently planned, or if these issues were to place us at a competitive disadvantage to other wireless service providers in our markets, we may have difficulty attracting and retaining customers, which would adversely affect us and the value of the convertible notes and the common stock.

     - IF WE CANNOT EXPAND, PROVIDE AND MAINTAIN OUR SYSTEM COVERAGE, THEN OUR GROWTH AND OPERATIONS, AS WELL AS THE VALUE OF YOUR INVESTMENT, WOULD BE ADVERSELY AFFECTED. We will not be able to provide roaming system coverage comparable to that currently available through roaming arrangements from cellular and some personal communication services operators, unless and until a nationwide digital mobile network build-out is substantially completed. This places us at a competitive disadvantage, as some other providers currently have roaming agreements that provide coverage of each other's markets throughout the United States, including areas where our network, or that of Nextel Partners, has not been or will not be built. In addition, some of our competitors provide their customers with subscriber units with both digital and analog capability, which expands their coverage, while we have only digital capability. We cannot assure you that we, either alone or together with Nextel Partners, will be able to achieve sufficient system coverage or that a sufficient number of customers or potential customers will be willing to accept system coverage limitations as a trade-off for the enhanced multi-function wireless communications package we provide on our nationwide digital mobile network.

     - WE DO NOT HAVE THE EXTENSIVE DIRECT AND INDIRECT CHANNELS OF DISTRIBUTION FOR OUR DIGITAL MOBILE NETWORK PRODUCTS AND SERVICES THAT SOME OF OUR COMPETITORS HAVE, WHICH MAY ADVERSELY AFFECT OUR OPERATING RESULTS AND THE VALUE OF YOUR INVESTMENT. Many of our competitors have established extensive networks of retail locations and multiple distribution channels, and so enjoy a competitive advantage over us in these areas. We have increased the proportion of our digital mobile network customers that we obtain through our indirect distributor network, and we currently anticipate that we will continue to rely heavily on indirect distribution channels to achieve greater market penetration for our digital wireless service offerings. However, as we expand our retail subscriber base through increased reliance on indirect distribution channels, as price competition in the wireless industry intensifies and as our product and service offerings begin to attract increasing numbers of individual and non-business users, our average revenue per digital subscriber unit may decrease and our customer retention may be adversely affected.

     - OUR INABILITY TO MAINTAIN PRICING PACKAGES ATTRACTIVE TO CUSTOMERS MAY ADVERSELY AFFECT OPERATING RESULTS, WHICH COULD ADVERSELY AFFECT THE VALUE OF YOUR INVESTMENT.

               a. SOME OF OUR COMPETITORS ARE FINANCIALLY STRONGER THAN WE ARE,
                  WHICH ALLOWS THEM TO PRICE THEIR SERVICE PACKAGES AT LEVELS BELOW THOSE THAT WE CAN OR ARE WILLING TO MATCH.

     Our ability to compete based on the price of our digital subscriber units and service offerings will be limited. This could adversely affect our growth.

               b. OUR EQUIPMENT IS MORE EXPENSIVE THAN SOME COMPETITORS, WHICH
                  MAY ADVERSELY AFFECT OUR GROWTH AND OPERATING RESULTS.

     We currently market multi-function digital subscriber units. Our subscriber units are, and are likely to remain, significantly more expensive than analog subscriber units and are, and are likely to remain, somewhat more expensive than digital cellular or personal communication services subscriber units that do not incorporate a comparable multi-function capability. Although we believe that our multi-function subscriber units currently are competitively priced compared to multi-function digital cellular and personal communication services subscriber units, the higher cost of our equipment may make it more difficult or less profitable to attract customers who do not place a high value on our unique multi-service offering. This may reduce our growth opportunities or profitability and may adversely affect the value of the convertible notes and the common stock.

               c. WE MAY FACE CONTINUING PRESSURE TO REDUCE PRICES, WHICH COULD
                  ADVERSELY AFFECT OPERATING RESULTS AND THE VALUE OF YOUR INVESTMENT.

     Over the past several years, as the number of wireless communications providers in our market areas has increased, our competitors' prices in these markets have generally decreased. We may encounter further market pressures to:

        - reduce our digital mobile network service offering prices;

        - restructure our digital mobile network service offering packages to offer more value;

        - respond to particular short term, market specific situations, for example, special introductory pricing or packages that may be offered by new providers launching their service in a particular market; or

        - remain competitive if wireless service providers generally continue to reduce the prices charged to their customers.

     - OUR EFFORTS TO KEEP PACE WITH TECHNOLOGICAL CHANGE MAY BE UNSUCCESSFUL, WHICH COULD ADVERSELY AFFECT OPERATING RESULTS AND THE VALUE OF YOUR INVESTMENT. Our digital technology could become obsolete. We rely on digital technology that is not compatible with, and competes with, other forms of digital and non-digital voice communication technology. Competition among these differing technologies can:

        - segment the user markets, which could reduce demand for specific technologies, including our technology;

        - reduce the resources devoted by third party suppliers, including Motorola, which supplies all of our current digital technology, in developing or improving the technology for our systems; and

        - adversely affect market acceptance of our services.

     We cannot assure you that our digital technology will successfully compete with the other forms of digital and non-digital communication systems. Further, new digital or non-digital communication transmission technology may develop that will cause our existing technology to be obsolete or otherwise impair market acceptance of our technology.

     - OUR GROWTH MAY EXCEED THE CAPABILITIES OF OUR SYSTEMS, HURTING OUR PERFORMANCE AND THE VALUE OF YOUR INVESTMENT.

               a. WE FACE LIMITATIONS ON OUR ABILITY TO INCREASE SUBSCRIBERS,
                  WHICH CAN LIMIT OUR GROWTH AND PERFORMANCE.

     Our ability to continue to increase the number of subscribers on our digital mobile network depends on a variety of factors, including:

        - the ability to successfully plan for additional system capacity at levels needed to meet anticipated new subscribers and the related increases in system usage;

        - the ability to obtain additional radio spectrum when and where required; and

        - the availability of a sufficient quantity of cell sites, system infrastructure equipment and subscriber units, of the appropriate models and types, to meet the demands and preferences of potential subscribers to the digital mobile network.

               b. WE MAY FACE LIMITATIONS ON AVAILABILITY OF CELL SITES AND
                  EQUIPMENT, WHICH CAN LIMIT OUR GROWTH AND PERFORMANCE.

     Although we believe we have secured sufficient cell sites at appropriate locations in our markets to meet planned system coverage and capacity targets, we cannot assure you that we will meet those needs in the future. We generally have been able to obtain adequate quantities of base radios and other system infrastructure equipment from Motorola and other suppliers, and adequate volumes and mix of subscriber units and related accessories, to meet subscriber and system loading rates, but we cannot assure you that quantities will be sufficient in the future. Additionally, we have contractual arrangements with Nextel International and Nextel Partners that contemplate that, in the event of shortages of that equipment, available supplies would be allocated proportionately among us and those entities.

               c. WE HAVE POTENTIAL SYSTEMS LIMITATIONS ON ADDING CUSTOMERS,
                  WHICH CAN LIMIT OUR GROWTH AND PERFORMANCE.

     Even if our system is technically functional, other factors may affect our ability to successfully add customers to our digital mobile network, including:

        - the adequacy and efficiency of our information systems, business processes and related support functions;

        - the length of time between customer order to activation of service on the digital mobile network, which currently is longer than that of some of our competitors; and

        - our ability to improve the efficiency and speed of the processes for our customer service and accounts receivable collection functions.

     Customer reliance on our customer service functions may increase as we add digital mobile network customers through indirect distribution channels and through direct sales channels not involving direct face-to-face contact with a sales representative, for example, phone order sales or sales through our website, nextel.com. Our inability to timely and efficiently meet the demands for our services could decrease or postpone subscriber growth, or delay or otherwise impede billing and collection of amounts owed, which would adversely affect our growth and performance.

     - IF COMPETITORS PROVIDE TWO-WAY RADIO DISPATCH SERVICES, WE WILL LOSE A COMPETITIVE ADVANTAGE. Our two-way radio dispatch services are currently not available through traditional cellular or personal communication services providers; however, if either personal communication services or cellular operators provide two-way radio dispatch or comparable services in the future, our competitive advantage may be impaired.

     We cannot predict the competitive effect that any of these factors, or any combination of these factors, will have on us, or whether we will compete successfully in the future.

  4. REGULATORY AND OTHER FACTORS COULD DELAY OR PREVENT US FROM OFFERING SERVICES IN NEW MARKET AREAS, WHICH COULD ADVERSELY AFFECT THE VALUE OF YOUR INVESTMENT.

     Before fully implementing our digital mobile network in a new market area or expanding coverage in an existing market area, we must complete systems design work, find appropriate sites and construct necessary transmission structures, receive regulatory approvals, obtain and free up frequency channels now devoted to non-digital transmissions and begin systems optimization. These processes take weeks or months to complete, and may be hindered or delayed by many factors, including unavailability of antenna sites at optimal locations, land use and zoning controversies and limitations of available frequencies. We cannot know when, if ever, our digital technology will be available for commercial use in new markets or can be expanded in existing markets.

  5. WE RELY ON MOTOROLA FOR SUBSTANTIALLY ALL OF OUR EQUIPMENT AND TECHNOLOGY, AND ANY FAILURE OF MOTOROLA TO PERFORM WOULD ADVERSELY AFFECT OUR OPERATING RESULTS AND THE VALUE OF YOUR INVESTMENT.

     There is a risk that the failure by Motorola to deliver necessary technology improvements and enhancements and system infrastructure and subscriber equipment on a timely, cost-effective basis would have an adverse effect on our growth and operations. Motorola is currently our sole source for the digital mobile network and subscriber unit equipment we use throughout our markets. We expect to rely principally on Motorola for the manufacture of a substantial portion of the equipment necessary to construct, enhance and maintain our digital mobile network and subscriber unit equipment for the next several years. If Motorola does not provide the necessary equipment to us, then we may not be able to service our existing subscribers or add new subscribers. We expect that for the next few years, Motorola and competing manufacturers who are licensed by Motorola will be the only manufacturers of subscriber equipment that is compatible with our digital mobile network.


  6. AGREEMENTS WITH MOTOROLA REDUCE OUR OPERATIONAL FLEXIBILITY AND MAY ADVERSELY AFFECT OUR GROWTH OR OPERATING RESULTS, WHICH COULD ADVERSELY AFFECT THE VALUE OF YOUR INVESTMENT.

     Our agreements with Motorola impose limitations and conditions on our ability to use other technologies. These terms may operate to delay or prevent us from employing new or different technologies that perform better or are available at a lower cost because of the additional economic costs and other impediments to change arising under the Motorola agreements. For example, our equipment purchase agreement with Motorola provides that we must provide Motorola with notice of our determination that Motorola's technology is no longer suited to our needs at least six months before publicly announcing or entering into a contract to purchase an alternate technology.

     In addition, if Motorola manufactures, or elects to manufacture, the alternate technology that we elect to deploy, we must give Motorola the opportunity to supply 50% of our infrastructure requirements for the alternate technology for three years. Finally, if after a switch to an alternate technology we do not maintain operational Motorola infrastructure equipment at the majority of our cell sites that are deployed at the date the switch to an alternate technology is first publicly announced, Motorola may require that all financing provided by Motorola to us be repaid.

  7. OUR INTERESTS MAY CONFLICT WITH THOSE OF MOTOROLA. ANY CONFLICT COULD ADVERSELY AFFECT OUR GROWTH, OPERATING RESULTS OR STRATEGIC FLEXIBILITY AND THE VALUE OF YOUR INVESTMENT.

     Motorola and its affiliates engage in wireless communications businesses, and may in the future engage in additional businesses, which do or may compete with some or all of the services we offer through our digital mobile network. Although we believe that our relationship with Motorola reflects the realities of purchasing from a competitor, we cannot assure you that the potential conflict of interest will not adversely affect us in the future. Motorola's right to nominate two people for election to our board of directors could give them additional leverage in the event any conflict of interest were to arise. In addition, Motorola is one of our significant stockholders, which creates potential conflicts of interest, particularly with regard to significant transactions.

  8. SINCE WE OPERATE IN A REGULATED INDUSTRY, WE MAY BE ADVERSELY AFFECTED BY GOVERNMENTAL REGULATION.

     The Federal Communications Commission regulates the licensing, operation, acquisition and sale of our specialized mobile radio businesses. Future changes in regulation or legislation and Congress' and the Federal Communications Commission's continued allocation of additional commercial mobile radio services, which include specialized mobile radio, cellular or personal communication services, spectrum could impose significant additional costs on us either in the form of direct out of pocket costs or additional compliance obligations. These regulations can also have the effect of introducing additional competitive entrants to the already crowded wireless communications marketplace.

     Nextel International's operations are subject to similar effects caused by operating in a regulated industry, since its operations are regulated by the foreign countries in which its business is conducted and are also subject to regional and local regulation.

  9. WE HAVE SIGNIFICANT INTANGIBLE ASSETS, WHICH MAY NOT BE ADEQUATE TO SATISFY OUR OBLIGATIONS IN THE EVENT OF A LIQUIDATION.

     If we default on debt or if we were liquidated, the value of our assets may not be sufficient to satisfy our obligations, including our obligations in respect of the convertible notes. We have a significant amount of intangible assets, such as licenses granted by the Federal Communications Commission. The value of these licenses will depend significantly upon the success of our digital mobile network business and the growth of the specialized mobile radio and wireless communications industries in general. We had a net tangible book value deficit of about $2.3 billion as of March 31, 2000.

  10. WE ARE SUSCEPTIBLE TO CONTROL BY SIGNIFICANT STOCKHOLDERS.


     Motorola and entities controlled by Craig O. McCaw hold significant blocks of our outstanding stock. In addition, an affiliate of Mr. McCaw may designate at least one fourth of our board of directors and may select, from these McCaw representatives on the board of directors, a majority of the operations committee of our board of directors, which has significant authority relating to our business strategy, budgets, financing arrangements and in the nomination and oversight of specified executive officers. As a result, Mr. McCaw may exert significant influence over our affairs. Presently, two of the nine members of our board of directors are designees of Mr. McCaw's affiliates. In addition, Daniel F. Akerson, formerly one of our executive officers, currently holds positions with NEXTLINK Communications, Inc., which is controlled by Mr. McCaw. Mr. Akerson continues to serve as chairman of our board of directors and as a member of the operations committee of the board, but he is not a designee of Mr. McCaw's affiliates. Under its agreements with us, Motorola may nominate two directors to our board of directors. In addition, Motorola has agreed to support the decisions and recommendations of the operations committee and to vote its shares of common stock accordingly, subject to specified limitations.


     If Mr. McCaw and Motorola choose to act together, they could have a sufficient number of members on our board of directors and voting interest in us to exert significant influence over, among other things:

     - approval of amendments to our certificate of incorporation, mergers, sales of assets or other major corporate transactions as well as other matters submitted for stockholder vote;

     - any takeover attempt; and

     - whether particular matters are submitted for a vote of our stockholders.

     Mr. McCaw and his affiliates have and, subject to the terms of applicable agreements, may acquire an investment or other interest in entities that provide wireless telecommunications services that could potentially compete with us. Under the relevant agreements, Mr. McCaw and his controlled affiliates may not, for one year after the termination of the operations committee, participate in other two-way terrestrial-based mobile wireless communications systems in any part of North America or South America unless these opportunities have first been presented to and waived or rejected by us.

  11. OUR COMMITMENTS TO ISSUE ADDITIONAL COMMON STOCK MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK AND MAY IMPAIR OUR ABILITY TO RAISE CAPITAL.

     We currently have outstanding commitments in various forms, including warrants, options and convertible securities, to issue a substantial number of new shares of our common stock. The shares subject to these issuance commitments, to some degree, will be issued in transactions registered with the Securities and Exchange Commission and thus will be freely tradable. In many other instances, these shares are subject to grants of registration rights that, if and when exercised, would result in those shares becoming freely tradable. We have also granted registration rights with respect to a significant number of our outstanding shares, including shares of common stock issuable upon conversion of securities issued in some transactions. The exercise of registration rights by persons holding those shares would permit those persons to sell those shares without regard to the limitations of Rule 144 under the Securities Act of 1933. An increase in the number of shares of our common stock that will become available for sale in the public market may adversely affect the market price of our common stock and, as a result, could impair our ability to raise additional capital through the sale of our equity securities or convertible securities.

  12. CONCERNS ABOUT HEALTH RISKS RELATING TO THE USE OF PORTABLE HANDSETS MAY AFFECT OUR PROSPECTS AND THE VALUE OF YOUR INVESTMENT.

     Portable communications devices have been alleged to pose health risks, including cancer, due to radio frequency emissions from these devices. Studies performed by wireless telephone equipment manufacturers have investigated these allegations, and additional studies are ongoing. The actual or perceived risk of portable communications devices could adversely affect us through a reduced subscriber growth rate, a reduction in subscribers, reduced network usage per subscriber or through reduced financing available to the mobile communications industry.

  13. RISKS RELATING TO OUR JOINT INVESTMENTS MAY ADVERSELY AFFECT OUR GROWTH AND OPERATING RESULTS AND THE VALUE OF YOUR INVESTMENT.

     We have entered into a contractual joint venture regarding our ownership interests in and arrangements with Nextel Partners, and may enter into other joint ventures or similar arrangements in the future. Outside the United States, several of our international operations are conducted through entities having one or more third-party owners, and some of these entities are not controlled by us. There are risks in participating in arrangements of these types, including the risk that the other participants may at any time have economic, business or legal interests or goals that are inconsistent with our goals or those of the joint enterprise. There also is the risk that a participant may be unable to meet its economic or other obligations to the joint enterprise and that we may be required to fulfill some or all of those obligations. We also may be or become obligated to acquire all or a portion of the ownership interest of some or all of the other participants in these joint enterprises. In addition, to the extent that we participate in international arrangements of these types, we will be subject to various additional risks not present in domestic joint enterprises.

  14. RISKS RELATING TO OUR FOREIGN OPERATIONS MAY ADVERSELY AFFECT OUR GROWTH AND OPERATING RESULTS AND THE VALUE OF YOUR INVESTMENT.

     We currently own interests in and operate international wireless companies through Nextel International. The risks that relate to these foreign operations include:

     - political, economic and social conditions in the foreign countries where we conduct operations;

     - currency risks and exchange controls;

     - potential inflation in the applicable foreign economies;

     - the impact of import duties on the cost or prices of infrastructure equipment and subscriber units;

     - foreign taxation of earnings and payments received by Nextel International from its subsidiaries and affiliates; and

     - regulatory changes affecting the telecommunications industry and wireless communications.

     We cannot assure that the risks associated with our foreign operations will not adversely affect our or Nextel International's operating results or prospects, particularly as these operations expand in scope, scale and significance.

  15. OUR NEXTEL ONLINE SERVICES OFFERING IS A NEW SERVICE AND MAY NOT BE SUCCESSFUL.


     Although we have launched our Nextel Online services offering in many of our major U.S. markets in late April 2000, we cannot assure you that the Nextel Online services offering will continue to perform satisfactorily in full scale commercial usage when our planned nationwide rollout is complete, or that we will not encounter delays or difficulties in completing the commercial launch of this offering throughout all of our U.S. markets during 2000, or that this offering will produce the levels of cost reduction or of customer acceptance and incremental revenue that we hope to achieve. We have devoted considerable time and resources to the development of the Nextel Online suite of wireless Internet services and data applications with several purposes in mind. First, we expect to use the resulting wireless data capability and Internet connectivity to allow us to perform fulfillment and other customer support services more economically, thereby reducing our cost of conducting business. Second, we believe that our Nextel Online services offering will provide us with another important point of differentiation from our competitors, thereby helping us to attract and retain more customers. Finally, we are looking to this new offering to be a source of future incremental revenue to counter the impact of increasing competition in our markets on the pricing of our basic wireless voice services packages.


     We may not realize some or all of the benefits that we expected in constructing and commercializing our Nextel Online services offering:

     - if we are unable to commercially implement and maintain this new services offering;

     - if this new services offering produces adverse impacts on the performance or reliability of our digital mobile network;

     - if we or third party developers fail to develop successfully value added data applications for our customers;

     - if a sufficient portion of our customer base is not attracted to this new services offering; or

     - if it otherwise does not achieve a satisfactory level of customer acceptance.

     Any resulting customer dissatisfaction, or failure to realize cost reductions or incremental revenue, could have an adverse impact on our results of operations, future growth prospects and perceived value, as well as value of your investment.

B. RISK FACTORS RELATING TO THE CONVERTIBLE NOTES

  1. WE MAY BE UNABLE TO PAY INTEREST ON OR REPAY THE CONVERTIBLE NOTES.

     a. WE ARE A HOLDING COMPANY AND OUR SUBSIDIARIES HAVE NO OBLIGATIONS TO THE HOLDERS OF THE CONVERTIBLE NOTES.

     We conduct substantially all of our business through our subsidiaries. Our cash flow and, consequently, our ability to pay interest in cash and to service our debt, including the convertible notes, are dependent upon the cash flow of our subsidiaries and the payment of funds by those subsidiaries in the form of loans, dividends or otherwise. Our subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any amounts due on the convertible notes or to make cash available for that purpose.

     b. OUR SUBSIDIARIES HAVE RESTRICTIONS ON WHAT THEY CAN PAY TO US.

     We and our subsidiaries have entered into financing agreements that impose significant limits on, and are expected to continue to significantly limit, the amount of cash available to pay dividends or make loans and cash distributions to us from our subsidiaries that operate the digital mobile network in our market areas in the United States. Similarly, financing arrangements and indentures entered and to be entered into by Nextel International and the entities in which Nextel International holds investments contain and are expected to impose restrictions on dividends, loans, advances and other payments to us by Nextel International and its subsidiaries. As long as these limitations are in place, money generated by these subsidiaries may not be available to us for the payment of interest on the convertible notes or to repay the convertible notes. If our financing arrangements limit our ability to pay interest on the convertible notes when required, we will need to refinance amounts outstanding under those arrangements to make interest payments. We cannot assure you that we will be able to refinance this debt. Our failure to pay interest on the convertible notes when required could result in defaults under some of our debt agreements. We may enter into financing arrangements in the future that could impose additional restrictions on dividends, loans, advances and other payments by our subsidiaries. Some of our existing financing arrangements contain restrictive covenants applicable to us and some of our subsidiaries, including a limitation on the amount of debt that we may incur, that may limit our ability to borrow funds to pay any amounts due under the convertible notes. Finally, some of these agreements also contain limitations on some "restricted payments," which could represent amounts we would need to receive to meet our cash interest and debt service obligations, including those relating to the convertible notes.

  2. THE SUCCESSFUL IMPLEMENTATION OF OUR STRATEGY IS NECESSARY FOR US TO MEET OUR DEBT SERVICE REQUIREMENTS.

     The successful implementation of our strategy, including the continuing build-out, expansion and enhancement of our digital mobile network, obtaining and retaining a significant number of subscribers and increasing market share and achieving significant growth in revenues and earnings, is necessary for us to be able to meet our working capital, capital expenditure and debt service requirements.

  3. THE LIABILITIES OF OUR SUBSIDIARIES AND UNDER OUR SECURED DEBT ARE EFFECTIVELY SENIOR TO THE CONVERTIBLE NOTES.

     As of March 31, 2000, our subsidiaries had outstanding indebtedness and current liabilities of about $7.0 billion, including trade payables. Assets of some of our operating subsidiaries secure some of our senior borrowings. Borrowings by Nextel International or its subsidiaries or affiliates under any bank or vendor financing agreements that may be entered into from time to time likewise may be secured by liens on assets of Nextel International or of those subsidiaries and affiliates and may also be guaranteed by those entities, as well.

     We and our subsidiaries may incur additional debt, subject to limitations, and that additional debt may be secured. Our secured debt and debt of our subsidiaries will be effectively senior to the convertible notes. Our subsidiaries have no obligation to pay amounts due on the convertible notes. These subsidiaries may use the earnings they generate, as well as their existing assets, to fulfill their own direct debt service requirements, particularly because the agreements relating to their debt may restrict their ability to pay dividends or to make loans, advances or other distributions to us or because the debt of these subsidiaries may be secured by their assets.

  4. OUR HIGH LEVEL OF INDEBTEDNESS COULD ADVERSELY AFFECT OUR ABILITY TO REPAY THE CONVERTIBLE NOTES.

     At March 31, 2000, we had about $11.9 billion of long term debt, including the current portion. Furthermore, subject to restrictions in the indenture for the convertible notes and in our other financing agreements, we, along with our subsidiaries, may incur additional indebtedness from time to time to finance further deployment of our digital mobile network, provide for working capital or capital expenditures or for other purposes.

     We anticipate that we and our subsidiaries will incur substantial additional indebtedness in the future in connection with the further build-out, expansion, and enhancement of our digital mobile network and funding cash flow deficits, including principally additional borrowings under the terms of the bank financing agreements.

     Our high level of indebtedness could have important consequences to holders of the convertible notes, including, but not limited to, the following:

     - limiting our ability to obtain additional financing for acquisitions, working capital, capital expenditures or other purposes;

     - limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to make cash interest payments and fund required principal payments on our debt;

     - limiting our ability to borrow additional funds or to dispose of assets;

     - limiting our ability to compete with others in our industry who are not as highly leveraged; and

     - limiting our ability to react to changing market conditions, changes in our industry and economic downturns.

  5. IF WE ARE UNABLE TO REFINANCE OUR EXISTING INDEBTEDNESS, THERE WOULD BE AN ADVERSE EFFECT ON YOUR INVESTMENT.

     We currently have substantial debt obligations that will mature before the maturity of the convertible notes. In addition, we have preferred stock that we are required to redeem before the maturity of the convertible notes. We have begun payment of cash interest on some of our public notes and also must begin to pay cash interest on some other outstanding debt and cash dividends on some outstanding shares of preferred stock before the maturity of the convertible notes. We may not be able to generate sufficient funds from operations to repay all of those obligations as they are currently scheduled to become due. Accordingly, it will be necessary to refinance some of those obligations at or before their respective maturities or mandatory redemption dates. In addition, if we are prohibited under the terms of any of our debt from paying dividends on our preferred stock, we will have to refinance that debt or (to the extent permitted under the terms of our debt) refinance the preferred stock prior to the time the dividends would need to be paid. Our ability to refinance these obligations will depend on, among other factors, our financial condition at the time of the refinancing, the restrictions contained in our remaining financing agreements and market conditions. We cannot assure you that we will be able to refinance those obligations. If we are unable to refinance those obligations, or unable to obtain satisfactory terms, there could be an adverse effect on us, including on our ability to pay cash interest, and make scheduled principal repayments on our indebtedness, including the convertible notes. This risk compounds the risks associated with our need for additional financing in order to maintain our growth.

  6. WE MAY BE UNABLE TO REPURCHASE YOUR CONVERTIBLE NOTES UPON A FUNDAMENTAL CHANGE.

     If we experience a Fundamental Change, as defined in the indenture, holders of the convertible notes may require us to repurchase the convertible notes at 100% of their face amount plus any accrued and unpaid interest. The term Fundamental Change is limited to specified transactions and may not include other events that might adversely affect our financial condition, nor would the requirement that we offer to repurchase the convertible notes upon the occurrence of a Fundamental Change necessarily afford holders of the convertible notes protection if we undertake a reorganization, merger or similar transaction in which we incur substantial additional debt. Similar events, some of which do not represent a Fundamental Change for purposes of the convertible notes, may also trigger similar repurchase obligations under some of our other financing arrangements. We may not be able to pay you the required price for the convertible notes you present to us at the time of a Fundamental Change because we may not have enough funds at that time or the terms of our other financing agreements may prevent us from making those payments.

  7. THERE IS NO PUBLIC MARKET FOR THE CONVERTIBLE NOTES AND IF A MARKET DEVELOPS, TRADING PRICES MAY BE LOWER THAN THE OFFERING PRICE.

     There is no existing trading market for the convertible notes. We cannot assure you that any public market for the convertible notes will develop. If a market does develop, the convertible notes could trade at prices that may be lower than their initial offering price depending on many factors, including the market price of the common stock into which the convertible notes are convertible, prevailing interest rates, our operating results and the market for similar securities.

  8. VOLATILITY IN THE PRICE OF OUR COMMON STOCK COULD RESULT IN A LOWER TRADING PRICE THAN YOUR CONVERSION OR PURCHASE PRICE.

     The market price of our common stock has fluctuated over a wide range since it began trading publicly in 1992. In addition, the stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. These fluctuations have particularly affected the market prices of the stocks of telecommunications companies. The market price of our common stock may continue to fluctuate in the future. Negative fluctuations in the market price of our common stock could adversely impact the trading price of the convertible notes.

C. OUR FORWARD-LOOKING STATEMENTS ARE SUBJECT TO A VARIETY OF FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM CURRENT BELIEFS

     "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Some of the statements made in, or incorporated by reference into, this prospectus are not historical or current facts, but deal with potential future circumstances and developments. They can be identified by the use of forward-looking words such as "believes," "expects," "plans," "may," "will," "would," "could," "should" or "anticipates" or other comparable words, or by discussions of strategy that involve risks and uncertainties. We warn you that these forward-looking statements are only predictions, which are subject to risks and uncertainties including financial variations, changes in the regulatory environment, industry growth and trend predictions. We have attempted to identify, in context, some of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. The operation and results of our wireless communications business also may be subject to the effect of other risks and uncertainties in addition to the other qualifying factors identified in the above "Risk Factors" section and elsewhere in this prospectus, including, but not limited to:

     - general economic conditions in the geographic areas and occupational market segments that we are targeting for our digital mobile network service;

     - the availability of adequate quantities of system infrastructure and subscriber equipment and components to meet our service deployment and marketing plans and customer demand;

     - the success of efforts to improve and satisfactorily address any issues relating to our digital mobile network performance;

     - the continued successful performance of the technology being deployed in our various market areas and the success of technology deployed in connection with our Nextel Online services offering;

     - market acceptance of our new service offerings, including Nextel Online and Nextel Worldwide;

     - the ability to achieve and maintain market penetration and average subscriber revenue levels sufficient to provide financial viability to our digital mobile network business;

     - our ability to timely and successfully accomplish required scale-up of our billing, collection, customer care and similar back-room operations to keep pace with customer growth, increased system usage rates and growth in levels of accounts receivables being generated by the digital mobile network customer base;

     - access to sufficient debt or equity capital to meet our operating and financing needs;

     - the quality and price of similar or comparable wireless communications services offered or to be offered by our competitors, including providers of cellular and personal communication services;

     - successful implementation of any year 2000 solutions in systems that are critical to our business operations;

     - future legislation or regulatory actions relating to specialized mobile radio services, other wireless communications services or telecommunications generally; and

     - other risks and uncertainties described from time to time in our reports and, with specific reference to risk factors relating to international operations, in Nextel International's reports, filed with the Securities and Exchange Commission, including the Annual Reports on Form 10-K for the year ended December 31, 1999 and the Quarterly Reports on Form 10-Q for the quarter ended March 31, 2000.

                              III. USE OF PROCEEDS

     All sales of the convertible notes or the common stock issuable upon conversion of the convertible notes will be by or for the account of the selling security holders listed in the following section of this prospectus. We will not receive any cash proceeds from these sales of the convertible notes or the common stock issuable upon conversion of the convertible notes.

                          IV. SELLING SECURITY HOLDERS

     All of the convertible notes and shares of common stock issued upon conversion of the convertible notes are being offered by the selling security holders listed in the table below. Only those shares of common stock issued upon conversion of the convertible notes may be offered by the selling security holders. We issued the convertible notes in a private placement transaction exempt from registration under the Securities Act of 1933.

     No offer or sale under this prospectus may be made by a holder of the convertible notes or of the shares of common stock issued upon conversion of the convertible notes unless that holder is listed in the table below or until that holder has notified us and a supplement to this prospectus has been filed or an amendment to the registration statement has become effective. We will supplement or amend this prospectus to include additional selling security holders upon request and upon provision of all required information to us.

     The selling security holders may offer and sell, from time to time, any or all of their convertible notes or common stock issued upon conversion of the convertible notes. Because the selling security holders may offer all or only some portion of the convertible notes and shares of common stock listed in the table, no estimate can be given as to the amount or percentage of these convertible notes and shares of common stock that will be held by the selling security holders upon termination of the offering.

     The following table lists:

     - the name of each selling security holder;

     - the amount of each type of security beneficially owned by that holder before the offering; and

     - the amount of securities being offered for sale by that selling security holder.

     The information in the table reflects the most recent information furnished to us by the identified selling security holder. Unless otherwise disclosed in the footnotes to the table, no selling security holder has indicated that it has held any position, office or other material relationship with us or our affiliates during the past three years.


                                                            CONVERTIBLE NOTES
                                                       ---------------------------       COMMON STOCK
                                                        PRINCIPAL      PRINCIPAL     ---------------------
                                                        AMOUNT OF      AMOUNT OF     NUMBER OF   NUMBER OF
                                                       CONVERTIBLE    CONVERTIBLE     SHARES      SHARES
           NAME OF SELLING SECURITY HOLDER             NOTES OWNED   NOTES OFFERED     OWNED      OFFERED
           -------------------------------             -----------   -------------   ---------   ---------
1976 Distribution Trust FBO A.R.
  Lauder/Zinterhofer.................................  $   24,000     $    24,000      -0-          -0-
1976 Distribution Trust FBO Jane A. Lauder...........      24,000          24,000      -0-          -0-
Aftra Health Fund....................................   1,050,000       1,050,000      -0-          -0-
AIM Strategic Income Fund............................   1,000,000       1,000,000      -0-          -0-
Allstate Insurance Company...........................  13,250,000      13,250,000     79,100        -0-
Aloha Airlines Non-Pilots Pension Trust..............      75,000          75,000      -0-          -0-
Aloha Airlines Pilots Retirement Trust...............      40,000          40,000      -0-          -0-
Arkansas PERS........................................   4,080,000       4,080,000      -0-          -0-
Arkansas Teachers Retirement System..................   6,627,000       6,627,000      -0-          -0-
Arpeggio Fund........................................   1,000,000       1,000,000      -0-          -0-
Associated Electric & Gas Insurance Services
  Limited............................................   3,100,000       3,100,000      -0-          -0-

                                                            CONVERTIBLE NOTES
                                                       ---------------------------       COMMON STOCK
                                                        PRINCIPAL      PRINCIPAL     ---------------------
                                                        AMOUNT OF      AMOUNT OF     NUMBER OF   NUMBER OF
                                                       CONVERTIBLE    CONVERTIBLE     SHARES      SHARES
           NAME OF SELLING SECURITY HOLDER             NOTES OWNED   NOTES OFFERED     OWNED      OFFERED
           -------------------------------             -----------   -------------   ---------   ---------
Aventis Pension Master Trust.........................  $  460,000     $   460,000      -0-          -0-
AXP Bond Fund, Inc...................................   1,650,000       1,650,000      -0-          -0-
AXP Utilities Income Fund, Inc.......................  15,000,000      15,000,000      -0-          -0-
AXP Variable Portfolio -- Bond Fund..................     700,000         700,000      -0-          -0-
AXP Variable Portfoloio -- Managed Fund..............   1,350,000       1,350,000      -0-          -0-
Bancroft Convertible Fund, Inc. .....................   1,750,000       1,750,000      -0-          -0-
Bank Austria Cayman Island, Ltd......................   5,900,000       5,900,000      -0-          -0-
Bankers Trust Company, trustee for Daimler Chrysler
  Corp. Emp. #1 Pension Plan dtd 4/1/89..............   7,118,000       7,118,000      -0-          -0-
Baptist Health of South Florida......................     321,000         321,000      -0-          -0-
Barclays Capital Securities Ltd. ....................   3,000,000       3,000,000      -0-          -0-
Bear, Stearns & Co. Inc..............................  12,500,000      12,500,000      -0-          -0-
Boilermaker-Blacksmith Pension Trust.................   1,850,000       1,850,000      -0-          -0-
Boilermakers Blacksmith Pension Trust................   3,000,000       3,000,000      -0-          -0-
Boston Museum of Fine Arts...........................     258,000         258,000      -0-          -0-
British Virgin Islands Social Security Board.........      46,000          46,000      -0-          -0-
Brown & Williamson Tobacco Master Retirement Trust...     200,000         200,000      -0-          -0-
BS Debt Income Fund -- Class A.......................      10,000          10,000      -0-          -0-
BSI SA-Lugano........................................  30,000,000      30,000,000      -0-          -0-
Buttonwood Capital Appreciation Fund.................     900,000         900,000      -0-          -0-
C&H Sugar Company, Inc...............................     115,000         115,000      -0-          -0-
CALAMOS Convertible Fund -- CALAMOS Investment
  Trust..............................................   2,600,000       2,600,000      -0-          -0-
CALAMOS Convertible Portfolio -- CALAMOS Advisors
  Trust..............................................      60,000          60,000      -0-          -0-
CALAMOS Global Growth and Income Fund --
  CALAMOS Investment Trust...........................     175,000         175,000      -0-          -0-
CALAMOS Market Neutral Fund -- CALAMOS Investment
  Trust..............................................     670,000         670,000      -0-          -0-
California Public Employees' Retirement System
  (Surfboard & Co.)..................................  14,000,000      14,000,000      -0-          -0-
Canyon Value Realization (Cayman) Ltd................  10,643,000      10,643,000      -0-          -0-
Castle Convertible Fund, Inc.........................   1,250,000       1,250,000      -0-          -0-
Champion International Corporation...................   1,164,000       1,164,000      -0-          -0-
Champion International Corporation Master Retirement
  Trust..............................................     800,000         800,000      -0-          -0-
Chrysler Corporation Master Retirement Trust.........  10,805,000      10,805,000      -0-          -0-
City of Albany Pension Plan..........................     170,000         170,000      -0-          -0-
City of Knoxville Pension System.....................     550,000         550,000      -0-          -0-
City University of New York..........................     118,000         118,000      -0-          -0-
Consolidated Edison Pension Benefit Retirement.......     200,000         200,000      -0-          -0-
Consulting Group Capital Markets Funds...............     220,000         220,000      -0-          -0-
Credit Suisse First Boston Corporation...............   4,020,000       4,020,000      -0-          -0-
CSX Pension Plan.....................................   1,500,000       1,500,000      -0-          -0-
Deephaven Domestic Convertible Trading Ltd. .........  10,500,000      10,500,000      -0-          -0-
Delaware PERS........................................   3,260,000       3,260,000      -0-          -0-
Delphi Financial Group, Inc. ........................     415,000         415,000      -0-          -0-
Delphi Foundation, Inc...............................      72,000          72,000      -0-          -0-
Delta Airlines Master Trust..........................   4,100,000       4,100,000      -0-          -0-
Dorinco Reinsurance Company..........................     800,000         800,000      -0-          -0-
Elinor R. Thaviu Trust dtd 5/22/90...................      25,000          25,000      -0-          -0-
Ellsworth Convertible Growth & Income Fund, Inc. ....   1,750,000       1,750,000      -0-          -0-
Employee Benefit Convertible Securities Fund.........     300,000         300,000      -0-          -0-
Engineers Joint Pension Fund.........................     897,000         897,000      -0-          -0-
Evergreen Utility Fund...............................   2,800,000       2,800,000      -0-          -0-
Family Service Life Insurance Company................     200,000         200,000      -0-          -0-
Federated Equity Funds, on behalf of its Federated
  Capital Appreciation Funds.........................   4,750,000       4,750,000      -0-          -0-
Federated Equity Income Fund, Inc....................  44,560,000      44,560,000      -0-          -0-
Federated Insurance Series, on behalf of its
  Federated Equity Income Fund II....................   1,500,000       1,500,000      -0-          -0-

                                                            CONVERTIBLE NOTES
                                                       ---------------------------       COMMON STOCK
                                                        PRINCIPAL      PRINCIPAL     ---------------------
                                                        AMOUNT OF      AMOUNT OF     NUMBER OF   NUMBER OF
                                                       CONVERTIBLE    CONVERTIBLE     SHARES      SHARES
           NAME OF SELLING SECURITY HOLDER             NOTES OWNED   NOTES OFFERED     OWNED      OFFERED
           -------------------------------             -----------   -------------   ---------   ---------
Federated Insurance Series, on behalf of its
  Federated Utility Fund II..........................  $2,300,000     $ 2,300,000      -0-          -0-
Federated Utility Fund, Inc. ........................  15,400,000      15,400,000      -0-          -0-
Fidelity Securities Fund: Fidelity Growth & Income
  Portfolio..........................................  50,000,000      50,000,000      -0-          -0-
Fidelity Advisor Series I: Fidelity Advisor Balanced
  Fund...............................................   2,881,000       2,881,000      -0-          -0-
Fidelity Advisor Series I: Fidelity Advisor Growth &
  Income Fund........................................   4,940,000       4,940,000      -0-          -0-
Fidelity Devonshire Trust: Fidelity Equity Income
  Fund...............................................  26,830,000      26,830,000      -0-          -0-
Fidelity Financial Trust: Fidelity Convertible
  Securities Fund....................................  33,259,000      33,259,000      -0-          -0-
Fidelity Financial Trust: Fidelity Equity-Income II
  Fund...............................................   6,780,000       6,780,000      -0-          -0-
Fidelity Hastings Street Trust: Fidelity Fund........  30,180,000      30,180,000      -0-          -0-
Fidelity Management Trust Company on behalf of
  accounts managed by it.............................   4,631,000       4,631,000      -0-          -0-
Fidelity Puritan Trust: Fidelity Puritan Fund........  19,070,000      19,070,000      -0-          -0-
Fist Franklin Convertible Securities Fund............   3,000,000       3,000,000      -0-          -0-
Forest Alternative Strategies Fund II LP A5M.........      25,000          25,000      -0-          -0-
Forest Convertible Fund..............................     145,000         145,000      -0-          -0-
Forest Fulcrum Fund LP...............................     765,000         765,000      -0-          -0-
Forest Global Convertible Fund A-5...................   3,435,000       3,435,000      -0-          -0-
Forest Performance Fund..............................     740,000         740,000      -0-          -0-
Franklin and Marshall College........................     487,000         487,000      -0-          -0-
Gary Anderson Marital Living Trust...................     200,000         200,000      -0-          -0-
General Motors Employees Global Group Pension
  Trust..............................................  13,590,000      13,590,000     67,200        -0-
General Motors Foundation, Inc. .....................     738,000         738,000        600        -0-
Georges and/or Maya Andraos..........................     100,000         100,000      -0-          -0-
Grady Hospital Foundation............................     178,000         178,000      -0-          -0-
Greek Catholic Union.................................      35,000          35,000      -0-          -0-
Greek Catholic Union II..............................      20,000          20,000      -0-          -0-
Gryphon Domestic III, LLC............................   3,100,000       3,100,000      -0-          -0-
Guardian High Yield Bond Fund........................     350,000         350,000      -0-          -0-
Guardian Life Insurance Company......................   7,000,000       7,000,000    134,420        -0-
Guardian Pension Trust...............................     300,000         300,000     20,548        -0-
Guardian VC High Yield Bond Fund.....................     150,000         150,000      -0-          -0-
Harris Insight Convertible Securities Fund...........     500,000         500,000      -0-          -0-
Hawaiian Airlines Employees Pension Plan-IAM.........      65,000          65,000      -0-          -0-
Hawaiian Airlines Pension Plan for Salaried
  Employees..........................................      20,000          20,000      -0-          -0-
Hawaiian Airlines Pilots Retirement Plan.............      95,000          95,000      -0-          -0-
H.K. Porter Company, Inc. ...........................      40,000          40,000      -0-          -0-
ICI American Holdings Trust..........................   2,095,000       2,095,000      -0-          -0-
IDS Life Series Fund, Inc. -- Income Portfolio.......      50,000          50,000      -0-          -0-
Independence Blue Cross..............................     138,000         138,000      -0-          -0-
Investcorp SAM Fund Limited..........................   4,400,000       4,400,000      -0-          -0-
Jackson County Employees' Retirement System..........     150,000         150,000      -0-          -0-
Janus Capital Corporation, Aspen Equity Income.......     196,000         196,000      -0-          -0-
Janus Capital Corporation, Janus Equity Income.......   9,789,000       9,789,000      -0-          -0-
Janus Capital Corporation, Phoenix Equity Income.....      44,000          44,000      -0-          -0-
Jeffries & Company...................................   2,000,000       2,000,000      -0-          -0-
JP Morgan Securities Inc.............................   4,000,000       4,000,000      -0-          -0-
Julius Baer Securities...............................     540,000         540,000      -0-          -0-
KBC Financial Products...............................   7,500,000       7,500,000      -0-          -0-
Kettering Medical Center Funded Deprecation
  Account............................................     120,000         120,000      -0-          -0-
Key Asset Management, Inc. as Agent for Aerojet Inc.
  Fdn. ..............................................      25,000          25,000      -0-          -0-
Key Asset Management, Inc. as Agent for EB
  Convertible Sec. Fund..............................     450,000         450,000      -0-          -0-
Key Asset Management, Inc. as Agent for Omnova
  Solutions..........................................      15,000          15,000      -0-          -0-
Key Asset Management, Inc. as Agent for the
  Charitable Sec. Fund...............................     450,000         450,000      -0-          -0-
Key Asset Management, Inc. as Agent for the Field
  Fdn. of Illinois...................................      25,000          25,000      -0-          -0-

                                                            CONVERTIBLE NOTES
                                                       ---------------------------       COMMON STOCK
                                                        PRINCIPAL      PRINCIPAL     ---------------------
                                                        AMOUNT OF      AMOUNT OF     NUMBER OF   NUMBER OF
                                                       CONVERTIBLE    CONVERTIBLE     SHARES      SHARES
           NAME OF SELLING SECURITY HOLDER             NOTES OWNED   NOTES OFFERED     OWNED      OFFERED
           -------------------------------             -----------   -------------   ---------   ---------
Key Asset Management, Inc. as Agent for the Key Trust
  Convertible Sec. Fund..............................  $   25,000     $    25,000      -0-          -0-
Key Asset Management, Inc. as Agent for the Parker
  Society/Convertible Fund...........................     110,000         110,000      -0-          -0-
Key Asset Management, Inc. as Agent for the Victory
  Convertible Sec. Fund..............................     800,000         800,000      -0-          -0-
Key Asset Management, Inc. as Investment Manager for
  the Potlatch-First Trust Co. of St. Paul...........     500,000         500,000      -0-          -0-
Knoxville Utilities Board Retirement System..........     305,000         305,000      -0-          -0-
Lehman Brothers Inc. ................................   2,525,000       2,525,000      -0-          -0-
Lipper Convertibles, L.P. ...........................   9,750,000       9,750,000      -0-          -0-
LLT Limited..........................................     730,000         730,000      -0-          -0-
Local Initiatives Union..............................      73,000          73,000      -0-          -0-
Macomb County Employees' Retirement System...........     200,000         200,000      -0-          -0-
Mainstay Convertible Fund............................   8,700,000       8,700,000      -0-          -0-
Mainstay Strategic Value Fund........................     200,000         200,000      -0-          -0-
Mainstay VP Convertible Portfolio....................   2,100,000       2,100,000      -0-          -0-
Maryland Retirement Agency...........................   4,470,000       4,470,000      -0-          -0-
Merrill Lynch Convertible Fund, Inc. ................   1,500,000       1,500,000      -0-          -0-
Merrill Lynch Insurance Group........................     409,000         409,000      -0-          -0-
Merrill Lynch International (1)......................  10,000,000      10,000,000      -0-          -0-
Merrill Lynch Pierce, Fenner & Smith, Inc. (1).......   1,859,000       1,859,000      -0-          -0-
Morgan Stanley & Co..................................  30,000,000      30,000,000      -0-          -0-
Morgan Stanley Dean Witter Convertible Securities
  Trust..............................................   4,000,000       4,000,000      -0-          -0-
Motion Picture Industry Health Plan -- Active Member
  Fund...............................................   1,255,000       1,255,000      -0-          -0-
Motion Picture Industry Health Plan -- Retiree Member
  Fund...............................................     630,000         630,000      -0-          -0-
Motors Insurance Corporation.........................   3,600,000       3,600,000      8,600        -0-
Nalco Chemical Company...............................     475,000         475,000      -0-          -0-
Nations Convertible Securities Fund..................   4,500,000       4,500,000      -0-          -0-
Nationwide Family of Funds, on behalf of its
  Nationwide Equity Income Fund......................     550,000         550,000      -0-          -0-
New Orleans Firefighters Pension/Relief Fund.........     187,000         187,000      -0-          -0-
New York Life Separate Account #7....................   1,750,000       1,750,000      -0-          -0-
Nicholas-Applegate Convertible Fund..................   2,536,000       2,536,000      -0-          -0-
Northern Income Equity Fund..........................   3,000,000       3,000,000      -0-          -0-
Occidental Petroleum Corporation.....................     314,000         314,000      -0-          -0-
OCM Convertible Trust................................   5,175,000       5,175,000      -0-          -0-
Ohio Bureau of Workers Compensation..................     216,000         216,000      -0-          -0-
Ohio National Equity Income Portfolio, on behalf of
  its Ohio National Fund, Inc. ......................      95,000          95,000      -0-          -0-
Oppenheimer Capital Income Fund......................   7,500,000       7,500,000      -0-          -0-
Oppenheimer Convertible Securities Fund..............  20,000,000      20,000,000      -0-          -0-
Oppenheimer Multi Strategy VA Fund...................     700,000         700,000      -0-          -0-
Oppenheimer Multi Strategy Fund......................     700,000         700,000      -0-          -0-
Pace Strategic Fixed Income Investments..............     500,000         500,000      -0-          -0-
Pacific Life Insurance Company.......................   2,500,000       2,500,000      -0-          -0-
Partner Reinsurance Company Ltd. ....................   2,295,000       2,295,000      -0-          -0-
Pell Rudman Trust Co. ...............................   1,660,000       1,660,000      -0-          -0-
Penn Series Growth & Income Fund.....................   1,000,000       1,000,000      -0-          -0-
Penn Treaty Network America Insurance Company........     586,000         586,000      -0-          -0-
Physicians Life......................................     703,000         703,000      -0-          -0-
Pilgrim Convertible Fund.............................   9,961,000       9,961,000      -0-          -0-
Pimco Convertible Bond Fund..........................   3,000,000       3,000,000      -0-          -0-
Pimco Equity Income Fund.............................   2,000,000       2,000,000      -0-          -0-
Port Authority of Allegeny County Retirement and
  Disability Allowance Plan for the Employees
  Represented by Local 85 of the Amalgamated Transit
  Union..............................................   1,955,000       1,955,000      -0-          -0-
PRIM Board...........................................   6,785,000       6,785,000      -0-          -0-
Queen's Health Plan..................................      25,000          25,000      -0-          -0-

                                                            CONVERTIBLE NOTES
                                                       ---------------------------       COMMON STOCK
                                                        PRINCIPAL      PRINCIPAL     ---------------------
                                                        AMOUNT OF      AMOUNT OF     NUMBER OF   NUMBER OF
                                                       CONVERTIBLE    CONVERTIBLE     SHARES      SHARES
           NAME OF SELLING SECURITY HOLDER             NOTES OWNED   NOTES OFFERED     OWNED      OFFERED
           -------------------------------             -----------   -------------   ---------   ---------
Ramius Capital Group Holdings, Ltd...................  $  500,000     $   500,000      -0-          -0-
Randolph S. Rothschild Irr. Tr. U/A/D 8/27/64 FBO
  Amalie R. Rothschild...............................      10,000          10,000      -0-          -0-
RBC Capital Services Inc. ...........................      90,000          90,000      -0-          -0-
RCG Latitude Master Fund.............................     100,000         100,000      -0-          -0-
Rhapsody Fund, LP....................................   2,300,000       2,300,000      -0-          -0-
Rotary Foundation of Rotary International............     300,000         300,000      -0-          -0-
Rothschild, David D. ................................      40,000          40,000      -0-          -0-
San Diego City Retirement............................   1,802,000       1,802,000      -0-          -0-
San Diego County Convertible.........................   4,372,000       4,372,000      -0-          -0-
SG Cowen Securities Corp.............................     500,000         500,000      -0-          -0-
Shell Pension Trust..................................     449,000         449,000      -0-          -0-
Southern Farm Bureau Life Insurance Company..........     750,000         750,000      -0-          -0-
Southport Management Partners, L.P...................     700,000         700,000      -0-          -0-
Southport Partners International Ltd.................   1,070,000       1,070,000      -0-          -0-
SPT..................................................   1,650,000       1,650,000      -0-          -0-
State Employees' Retirement Fund of the State of
  Delaware...........................................   5,485,000       5,485,000      -0-          -0-
State of Connecticut Combined Investment Funds.......  12,210,000      12,210,000      -0-          -0-
State of Oregon Equity...............................   7,500,000       7,500,000      -0-          -0-
State of Oregon/SAIF Corporation.....................   3,950,000       3,950,000      -0-          -0-
State Street Bank, Custodian for GE Pension Trust....   3,551,000       3,551,000      -0-          -0-
Stichting Pensieonfonds ABP..........................   3,000,000       3,000,000      -0-          -0-
SunAmerica Series Trust, on behalf of its Federated
  Utility Portfolio..................................   1,400,000       1,400,000      -0-          -0-
Sylvan IMA Ltd. .....................................     205,000         205,000      -0-          -0-
TCW Group, Inc.......................................  30,120,000      30,120,000      -0-          -0-
Teachers Insurance and Annuity Association of
  America............................................  10,000,000      10,000,000      -0-          -0-
The Adams Express Company............................  10,000,000      10,000,000      -0-          -0-
The Dow Chemical Company Employee's Retirement
  Plan...............................................   3,700,000       3,700,000      -0-          -0-
The Fondren Foundation...............................     180,000         180,000      -0-          -0-
The Grable Foundation................................     170,000         170,000      -0-          -0-
Total Return Portfolio...............................     987,000         987,000     27,750        -0-
Transamerica Insurance Corporation of California.....   1,000,000       1,000,000      -0-          -0-
Transamerica Life Insurance & Annuity Company........  17,000,000      17,000,000      -0-          -0-
Transamerica Occidental Life Insurance Company.......  12,000,000      12,000,000      -0-          -0-
Unifi, Inc. Profit Sharing Plan and Trust............     190,000         190,000      -0-          -0-
United Bank of Kuwait Arbitrage Fund.................   1,000,000       1,000,000      -0-          -0-
United Food and Commercial Workers Local 1262 and
  Employers Pension Fund.............................     875,000         875,000      -0-          -0-
United Mine Workers of America Strike FD.............     500,000         500,000      -0-          -0-
Value Line Convertible Fund, Inc.....................   1,000,000       1,000,000      -0-          -0-
Value Realization Fund B, LP.........................     546,000         546,000      -0-          -0-
Value Realization Fund, LP...........................   8,396,000       8,396,000      -0-          -0-
Vanguard Convertible Securities Fund, Inc. ..........  11,545,000      11,545,000      -0-          -0-
Van Waters & Rogers, Inc. Retirement Plan (f.k.a.
  Univar Corporation)................................     600,000         600,000      -0-          -0-
Variable Insurance Products Fund III: Balanced
  Portfolio..........................................     308,000         308,000      -0-          -0-
Variable Insurance Products Fund: Equity-Income
  Portfolio..........................................  13,390,000      13,390,000      -0-          -0-
Variable Insurance Products Fund: High Income
  Portfolio..........................................  10,000,000      10,000,000      -0-          -0-
Wake Forest University...............................   1,715,000       1,715,000      -0-          -0-
White River Securities LLC...........................  12,500,000      12,500,000      -0-          -0-
Writers Guild -- Industry Health Fund................     556,000         556,000      -0-          -0-
Workers' Compensation Reinsurance Asso. .............   1,000,000       1,000,000      -0-          -0-
ZCM/HFR Index Management, L.L.C. ....................      70,000          70,000      -0-          -0-
Zeneca Holdings Trust................................   1,150,000       1,150,000      -0-          -0-
Zurich HFR Master Fund Index.........................     200,000         200,000      -0-          -0-
Zurich HFR Master Hedge Fund.........................      40,000          40,000      -0-          -0-


---------------


(1) These entities and/or their affiliates have provided, and may from time to time provide, investment banking services to Nextel, including, among other things, acting as lead and/or co-manager with respect to offerings of debt and equity securities.

     On January 26, 2000, we and the initial purchaser of the convertible notes entered into a registration rights agreement. That agreement requires that we make this prospectus available to the selling security holders, subject to the exceptions described below, until the earliest of:

     - the expiration of the period referred to in Rule 144(k) of the Securities Act of 1933 with respect to those securities held by persons that are not affiliates of Nextel;

     - the time when all of the securities have been sold under this prospectus;

     - the time when none of the securities remain outstanding; and

     - January 26, 2002.

This time period is referred to as the effectiveness period.

     We may require the selling security holders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading. We will be permitted to suspend the use of this prospectus:

     - in connection with pending corporate developments, public filings with the Securities and Exchange Commission and similar events, for a period not to exceed 30 days in any three month period or an aggregate of 90 days, whether or not consecutive, in any twelve month period, or

     - in connection with any pending or potential acquisitions, financings or similar transactions, for a period not to exceed 60 days in any three month period or 90 days, whether or not consecutive, in any twelve month period.

     In the event that:

     - before the end of the effectiveness period, this prospectus is unavailable for periods in excess of those set forth in the preceding paragraph;

     - we fail to file amendments to the registration statement or supplements to this prospectus necessary to permit sales of the convertible notes or shares of common stock issued upon conversion of the convertible notes within five business days of receipt of all required documents from the prospective selling security holder; or

     - we fail to cause any required post-effective amendment to the registration statement to be declared effective within 45 days of its filing;

(each of these is deemed to be a registration default) then we will pay liquidated damages to the holders of the securities entitled to be sold under this prospectus that are affected by the registration default. For the period beginning from and including the date of the registration default to but excluding the date on which the registration default is cured, these liquidated damages will accrue:

     - in respect of the convertible notes, at a rate per year equal to 0.5% of the principal amount of the affected convertible notes; and

     - in respect of each share of common stock issued upon conversion of the convertible notes, at a rate per year equal to 0.5% of the product of the number of shares of common stock affected by the registration default multiplied by the then applicable conversion price.

Persons purchasing securities in this offering will not be entitled to liquidated damages.

                    V. DESCRIPTION OF THE CONVERTIBLE NOTES


     Nextel issued the convertible notes under an indenture dated as of January 26, 2000, between Nextel Communications, Inc. and Harris Trust and Savings Bank, as trustee; The Bank of New York, as successor to Harris Trust and Savings Bank, is the current trustee. You may request a copy of the indenture and the registration rights agreement relating to the convertible notes from the trustee.


     Nextel has summarized portions of the indenture below. The summary is not complete. You should read the indenture, because it defines your rights as a holder of the convertible notes. In this section, "Nextel" refers only to Nextel Communications, Inc. and its successors under the indenture and not to any of its subsidiaries.

A. GENERAL

     The convertible notes are unsecured general obligations of Nextel and will be convertible into common stock of Nextel as described under "-- C. Conversion of the Convertible Notes." The convertible notes are limited to $1,150,000,000 aggregate principal amount and will mature on January 15, 2010 unless earlier converted, redeemed at the option of Nextel or repurchased at the option of the holder upon a Fundamental Change, as defined below.

     The indenture does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of indebtedness, or the issuance or repurchase of securities by Nextel. The indenture contains no covenants or other provisions to afford protection to holders of the convertible notes in the event of a highly leveraged transaction or a change in control of Nextel except to the extent described below under "-- E. Repurchase at the Option of the Holder."

     The convertible notes will bear interest at the annual rate of 5 1/4% from January 26, 2000, or from the most recent payment date to which interest has been paid or duly provided for, payable semi-annually in arrears on January 15 and July 15, beginning on July 15, 2000, to holders of record at the close of business on the preceding January 1 and July 1, respectively, except:

     - that the interest payable upon redemption or repurchase, unless the date of redemption or repurchase is an interest payment date, will be payable to the person to whom principal is payable; and

     - in the case of any convertible note, or portion of any convertible note, that is converted into common stock of Nextel during the period from, but excluding, a record date for any interest payment date to, but excluding, that interest payment date either:

      - if the convertible note, or portion of the convertible note, has been called for redemption on a redemption date that occurs during that period, or is to be repurchased in connection with a Fundamental Change on a Repurchase Date, as defined below, that occurs during that period, Nextel will not be required to pay interest on that interest payment date in respect of any convertible note, or portion of any convertible note, that is so redeemed or repurchased; or

      - if otherwise, any convertible note or portion of any convertible note that is not called for redemption is submitted for conversion during that period must be accompanied by funds equal to the interest payable on that interest payment date on the principal amount so converted.

     See "-- C. Conversion of the Convertible Notes."

     Interest will be payable at the office maintained by Nextel for these purposes in the Borough of Manhattan, the City of New York, which is presently an office or agency of the trustee and may, at Nextel's option, be paid either:

     - by check mailed to the address of the person entitled to the interest as it appears in the convertible note register, provided that a holder of convertible notes with an aggregate principal amount in excess of $10 million will be paid by wire transfer in immediately available funds if the holder files a written election with the trustee on or before the relevant record date; or


     - by transfer to an account maintained by that person located in the U.S.; provided, however, that payments to The Depository Trust Company, New York, New York, which is referred to as "DTC", will be made by wire transfer of immediately available funds to the account of DTC or its nominee.


     Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

B. FORM, DENOMINATION AND REGISTRATION

     Nextel issued the convertible notes in fully registered form, without coupons, in denominations of $1,000 principal amount and integral multiples of $1,000.

     Global Note, Book-Entry Form. The convertible notes that were sold to "qualified institutional buyers," or QIBs, as defined in Rule 144A under the Securities Act of 1933, are evidenced by one or more global notes, which were deposited with, or on behalf of, DTC and registered in the name of Cede & Co. as DTC's nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

     QIBs that are participants in DTC may hold their interests in a global note directly through DTC. Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that specified persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in the global note to those persons may be limited.

     QIBs that are not participants may beneficially own interests in a global note held by DTC only through participants, or specified banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly. So long as Cede, as the nominee of DTC, is the registered owner of a global note, Cede for all purposes will be considered the sole holder of the global note. Except as provided below, owners of beneficial interests in a global note will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive registered form, and will not be considered the holders of the global note.

     Payment of interest on and the redemption or repurchase price of a global note will be made to Cede, the nominee for DTC as the registered owner of the global note, by wire transfer of immediately available funds on each interest payment date or the redemption or repurchase date, as the case may be. None of Nextel, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global note or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

     Nextel has been informed by DTC that, with respect to any payment of interest on, or the redemption price or repurchase price of, a global note, DTC's practice is to credit participants' accounts on the relevant interest, repurchase or redemption payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by a global note as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in the principal amount represented by a global note held through that participant will be the responsibility of that participant, as is now the case with securities held for the accounts of customers registered in "street name."

     Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and specified banks, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge that beneficial interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of that beneficial interest, may be affected by the lack of a physical certificate evidencing that beneficial interest.

     None of Nextel, the trustee, or any registrar, paying agent or conversion agent under the indenture, will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised Nextel that DTC will take any action permitted to be taken by a holder of convertible notes, including, without limitation, the presentation of convertible notes for exchange as described below, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the convertible notes represented by the global note as to which the participants have given direction.

     DTC has advised Nextel that DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered under the provisions of
Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, which eliminates the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include specified other organizations. Some of these participants, or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

     Although DTC has agreed to the above procedures in order to facilitate transfers of interests in a global note among participants, it is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by Nextel within 90 days, Nextel will cause the convertible notes to be issued in definitive registered form in exchange for global notes.

     Certificated Notes. QIBs may request that certificated notes be issued in exchange for convertible notes represented by a global note. Furthermore, certificated convertible notes may be issued in exchange for convertible notes represented by a global note if no successor depositary is appointed by Nextel within 90 days.

C. CONVERSION OF THE CONVERTIBLE NOTES


     Any registered holder of convertible notes may, at any time until the close of business on the business day before the date of repurchase, redemption or final maturity of the convertible notes, as appropriate, convert the principal amount of any convertible notes or portions of convertible notes, in denominations of $1,000 or integral multiples of $1,000, into common stock of Nextel, at a current conversion price of $74.40 per share of common stock, subject to adjustment as described below. Except as described below, no payment or other adjustment will be made upon conversion of any convertible notes for interest accrued on the convertible notes or for dividends on any common stock issued upon conversion of the convertible notes. If any convertible notes not called for redemption are converted between a record date and the next interest payment date, those convertible notes must be accompanied by funds equal to the interest payable on the next interest payment date on the principal amount so converted. Nextel is not required to issue fractional shares of common stock upon conversion of the convertible notes and, instead, will at its election either pay a cash adjustment based on the market price of common stock on the last business day before the date of conversion or round the number of shares of common stock issued upon conversion of the convertible notes up to the nearest whole share. In the case of convertible notes called for redemption or tendered for repurchase, conversion rights will expire at the close of business on the business day preceding the day fixed for redemption or repurchase, unless Nextel defaults in the payment of the redemption or repurchase price. A convertible note that the holder has elected to be repurchased upon a Fundamental Change may be converted only if the holder withdraws its election to have its convertible notes repurchased in accordance with the terms of the indenture before the close of business on the business day before the repurchase date.

     The current conversion price of $74.40 per share of common stock is subject to adjustment upon specified events, including:


          (1) the issuance of common stock of Nextel as a dividend or distribution on the common stock;

          (2) the issuance to all holders of common stock of rights or warrants to purchase or subscribe for common stock at less than the Current Market Price, as defined in the indenture;

          (3) specified subdivisions and combinations of the common stock;

          (4) the distribution to all holders of common stock of capital stock, other than common stock, or evidences of indebtedness of Nextel or of assets, including securities, but excluding those rights, warrants, dividends and distributions referred to above or paid in cash;

          (5) distributions with respect to shares of common stock consisting of cash, excluding any quarterly cash dividend on the common stock to the extent that the aggregate cash dividend per share of common stock in any quarter does not exceed the greater of:

             (x) the amount per share of common stock of the next preceding quarterly cash dividend on the common stock to the extent that the preceding quarterly dividend did not require an adjustment of the conversion price under this clause (5), as adjusted to reflect subdivisions or combinations of the common stock, and

             (y) 3.75% of the average of the last reported sale price of the common stock during the ten trading days immediately before the date of declaration of that dividend,

     and excluding any dividend or distribution with respect to the common stock in connection with the liquidation, dissolution or winding up of Nextel. If an adjustment is required to be made as set forth in this clause (5) as a result of a distribution that is a quarterly dividend, that adjustment would be based on the amount by which the distribution exceeds the amount of the quarterly cash dividend permitted to be excluded under this clause
     (5). If an adjustment is required to be made as set forth in this clause
     (5) as a result of a distribution that is not a quarterly dividend, that adjustment would be based on the full amount of the distribution;

          (6) payment in respect of a tender offer or exchange offer by Nextel or any subsidiary of Nextel for the common stock, other than any tender offer or exchange offer that is made and consummated for any and all shares of common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the Current Market Price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made under the tender or exchange offer; and

          (7) payment in respect of a tender offer or exchange offer for the common stock, other than any tender offer or exchange offer that is made and consummated for any and all shares of common stock, by a person other than Nextel or any subsidiary of Nextel in which, as of the closing date of the offer, the board of directors is not recommending rejection of the offer. The adjustment referred to in this clause (7) will only be made if:

             (x) the tender offer or exchange offer is for an amount that increases the offeror's ownership of common stock to more than 25% of the total shares of common stock outstanding; provided, that in the case of any offeror whose ownership percentage of the common stock is 15% or more before the commencement of the tender offer or exchange offer, this requirement would not be met unless the tender offer or exchange offer would increase the offeror's ownership of common stock by more than 10% of the total shares of common stock outstanding;

             (y) the cash and value of any other consideration included in the payment per share of common stock exceeds the Current Market Price per share of common stock on the business day next succeeding the last date on which tenders or exchanges may be made under the tender or exchange offer; and

             (z) the average of the daily Closing Price, as defined in the indenture, per share of the common stock for the 10 consecutive Trading Days, as defined in the indenture, ending ten Trading Days before the public announcement of the tender offer or exchange offer (the "Pre-Offer Reference Price") exceeds 105% of the average of the daily Closing Price per share of the common stock for the ten Trading Days commencing ten Trading Days following the last day tenders or exchanges may be made in connection with the tender offer or exchange offer (the "Post-Offer Reference Price"). The adjustment referred to in this clause (7) will generally not be made, however, if, as of the closing of the offer, the offering documents with respect to that offer disclose a plan or an intention to cause Nextel to engage in a consolidation or merger of Nextel or a sale of all or substantially all of Nextel's assets. The conversion price will be adjusted under this clause (7) based on the difference between the Pre-Offer Reference Price and the Post-Offer Reference Price.

     In the case of:

     - any reclassification of the common stock, or

     - a consolidation, merger or combination involving Nextel or a sale or conveyance to another person of the property and assets of Nextel as an entirety or substantially as an entirety, in each case as a result of which holders of common stock will be entitled to receive stock, other securities, other property or assets, including cash, with respect to or in exchange for all shares of common stock, then the holders of the convertible notes then outstanding will generally be entitled after these events to convert their convertible notes into the kind and amount of shares of stock, other securities or other property or assets, including cash, which they would have owned or been entitled to receive upon the reclassification, consolidation, merger, combination, sale or conveyance if the convertible notes had been converted into common stock immediately before that reclassification, consolidation, merger, combination, sale or conveyance assuming, that a holder of convertible notes would not have exercised any rights of election as to the stock, other securities or other property or assets, including cash, receivable in connection with that transaction.

     If Nextel makes a taxable distribution to holders of common stock or in specified other circumstances requiring an adjustment to the conversion price, the holders of convertible notes may, in specified circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend; in specified other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of common stock. See "VIII. United States Federal Income Tax Consequences."

     Nextel may, from time to time, and to the extent permitted by law, reduce the conversion price by any amount for any period of at least 20 days, in which case Nextel will give at least 15 days' notice of the reduction, if Nextel's board of directors has made a determination that the reduction would be in Nextel's best interests, which determination will be conclusive. Nextel may, at its option, make any reductions in the conversion price, in addition to those set forth above, as Nextel's board of directors deems advisable to avoid or diminish any income tax to holders of common stock resulting from any dividend or distribution of stock, or rights to acquire stock, or from any event treated as dividends or distributions of, or rights to acquire, stock for income tax purposes. See "VIII. United States Federal Income Tax Consequences."

     No adjustment in the conversion price will be required unless that adjustment would require a change of at least 1% in the conversion price then in effect; provided that any adjustment that would otherwise be required to be made will be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion price will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock or carrying the right to purchase any common stock or any securities convertible into or exchangeable for common stock.

D. OPTIONAL REDEMPTION BY NEXTEL

     The convertible notes are not entitled to any sinking fund. At any time on or after January 18, 2003, Nextel may redeem the convertible notes on at least 30 days' notice as a whole or, from time to time, in part at the following prices, expressed as a percentage of the principal amount, together with accrued interest to, but excluding, the date fixed for redemption:

     - if redeemed during the period beginning January 18, 2003 and ending on January 14, 2004, at a redemption price of 103.500%;

     - if redeemed during the 12-month period beginning January 15:

YEAR                                                   REDEMPTION PRICE
----                                                   ----------------
2004................................................      102.917%
2005................................................      102.333%
2006................................................      101.750%
2007................................................      101.167%
2008................................................      100.583%

     - if redeemed at or after January 15, 2009, at a redemption price of 100%, provided that any accrued interest becoming due on the date fixed for redemption will be payable to the holders of record on the relevant record date of the convertible notes being redeemed.

     If less than all of the outstanding convertible notes are to be redeemed, the trustee will select the convertible notes to be redeemed in principal amounts of $1,000 or integral multiples of $1,000 by lot or by another method the trustee considers fair and appropriate. If a portion of a holder's convertible notes is selected for partial redemption and that holder converts a portion of that holder's convertible notes, the converted portion will be deemed to be of the portion selected for redemption.

     Nextel may not give notice of any redemption of convertible notes if a default in payment of interest or premium on the convertible notes or any other Event of Default, as defined below, has occurred and is continuing.

E. REPURCHASE AT THE OPTION OF THE HOLDER

     If a Fundamental Change, as defined below, occurs at any time before the maturity or redemption of the convertible notes, each holder of convertible notes will have the right, at the holder's option, to require Nextel to repurchase any or all of that holder's convertible notes on the date (the "Repurchase Date") that is 30 days after the date of Nextel's notice of the Fundamental Change. The convertible notes will be repurchased in multiples of $1,000 principal amount.

     Nextel will repurchase these convertible notes at a price equal to 100% of the principal amount to be repurchased plus accrued interest on the repurchased convertible notes to, but excluding, the Repurchase Date; provided that, if the Repurchase Date is an interest payment date, then the interest payable on that date will be paid to the holder of record of the convertible notes on the relevant record date.

     Nextel will mail to all holders of record of the convertible notes a notice of the occurrence of a Fundamental Change and of the repurchase right arising as a result of the Fundamental Change on or before the tenth day after the occurrence of the Fundamental Change. Nextel is also required to deliver the trustee a copy of that notice. To exercise the repurchase right, a holder of convertible notes must deliver, on or before the 30th day after the date of Nextel's notice of a Fundamental Change (the "Fundamental Change Expiration Time"), written notice of the holder's exercise of the repurchase right, together with the convertible notes to be so repurchased, duly endorsed for transfer, to Nextel, or an agent designated by Nextel for this purpose. Payment for convertible notes surrendered for repurchase and not withdrawn before the Fundamental Change Expiration Time will be made promptly following the Repurchase Date.

     The term "Fundamental Change" means the occurrence of any transaction or event in connection with which all or substantially all of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration, whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise, but does not include a transaction or event in which at least 90% of that consideration is common stock listed, or which will be listed, upon consummation of or immediately following the transaction or event, on a U.S. national securities exchange or approved for quotation on the Nasdaq National Market or any similar U.S. system of automated dissemination of quotations of securities prices.

     Nextel will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Securities Exchange Act of 1934 to the extent then applicable in connection with the repurchase rights of the holders of convertible notes in the event of a Fundamental Change.

     The repurchase rights of the holders of convertible notes could discourage a potential acquiror of Nextel. The Fundamental Change repurchase feature, however, is not the result of management's knowledge of any specific effort to obtain control of Nextel by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of antitakeover provisions. The term Fundamental Change is limited to specified transactions and may not include other events that might adversely affect the financial condition of Nextel, nor would the requirement that Nextel offer to repurchase the convertible notes upon a Fundamental Change necessarily afford the holders of the convertible notes protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving Nextel.

     If a Fundamental Change were to occur, Nextel cannot assure you that it would have sufficient funds to pay the repurchase price for all the convertible notes tendered by the holders. Nextel's existing credit agreement contains, and any future credit agreements or other agreements relating to other indebtedness to which Nextel becomes a party may contain, restrictions or prohibitions on Nextel's ability to repurchase convertible notes or may provide that an occurrence of a Fundamental Change constitutes an event of default under, or otherwise requires payment of amounts borrowed under, those agreements. See "II. Risk Factors -- B. Risk Factors Relating to the Convertible Notes -- 4. Our High Level of Indebtedness Could Adversely Affect Our Ability to Repay the Convertible Notes." If a Fundamental Change occurs at a time when Nextel is prohibited from repurchasing the convertible notes, Nextel could seek the consent of its then existing lenders to the repurchase of the convertible notes or could attempt to refinance the borrowings that contain the prohibition. If Nextel does not obtain such a consent or repay the borrowings, Nextel would remain prohibited from repurchasing the convertible notes. In that case, Nextel's failure to repurchase tendered convertible notes would constitute an Event of Default under the indenture and may constitute a default under the terms of other indebtedness that Nextel may enter into from time to time.

F. EVENTS OF DEFAULT; NOTICE AND WAIVER

     An "Event of Default" is defined in the indenture as being:

     - a default in payment of the principal of, or any premium on, the convertible notes upon redemption, repurchase or otherwise;

     - a default for 30 days in payment of any installment of interest, including any liquidated damages, on the convertible notes;

     - a default by Nextel for 60 days after notice in the observance or performance of any other covenants in the indenture; or

     - specified events involving bankruptcy, insolvency or reorganization of Nextel or any of its significant subsidiaries, as defined in the indenture.

     The indenture provides that the trustee may withhold notice to the holders of the convertible notes of any default, if the trustee considers it to be in the interest of the holders of the convertible notes to do so, except for defaults in payment of principal or any premium or interest, including any liquidated damages, with respect to the convertible notes.

     The indenture provides that if an Event of Default has occurred and is continuing, the trustee or the holders of not less than 25% in principal amount of the convertible notes then outstanding may declare the principal of, any premium, and accrued interest, including any liquidated damages, on the convertible notes to be due and payable immediately. In the case of specified events of bankruptcy or insolvency of Nextel, the principal of, any premium, and accrued interest, including any liquidated damages, on the convertible notes will automatically become and be immediately due and payable. However, if Nextel cures all defaults, except the nonpayment of principal of, any premium, and interest, including any liquidated damages, on any of the convertible notes that have become due by acceleration, and specified other conditions are met, with specified exceptions, the declaration may be canceled and past defaults may be waived by the holders of a majority of the principal amount of the convertible notes then outstanding.

     The indenture provides that any payment of principal, any premium, or interest, including any liquidated damages, that is not made when due will accrue interest, to the extent legally permissible, at an annual rate of 5 1/4% from the date on which the payment was required under the terms of the indenture until the date of payment.

     The holders of a majority in principal amount of the convertible notes then outstanding will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

     The indenture provides that no holder of the convertible notes may pursue any remedy under the indenture, except for a default in the payment of principal, any premium, including upon redemption, or interest, including any liquidated damages, on the convertible notes, unless that holder has previously given to the trustee written notice of a continuing Event of Default, and the holders of at least 25% in principal amount of the outstanding convertible notes have made a written request, and offered reasonable indemnity, to the trustee to pursue the remedy, and the trustee has not received from the holders of a majority in principal amount of the outstanding convertible notes a direction inconsistent with the request and failed to comply with the request within 60 days after receipt of the request.

G. MODIFICATION OF THE INDENTURE

     The indenture contains provisions permitting Nextel and the trustee, with the consent of the holders of a majority in principal amount of the convertible notes at the time outstanding, to modify the indenture or any supplemental indenture or the rights of the holders of the convertible notes, except that these modifications may not:

     - extend the fixed maturity of any convertible note;

     - reduce the rate or extend the time for payment of interest on the convertible notes;

     - reduce the principal amount of the convertible notes, or any premium on the convertible notes;

     - reduce any amount payable upon redemption of the convertible notes;

     - after the occurrence of a Fundamental Change, change the obligation of Nextel to repurchase any convertible note because of that Fundamental Change in a manner adverse to the holders of the convertible notes;

     - impair the right of a holder to institute suit for the payment of any convertible note;

     - change the currency in which the convertible notes are payable; or

     - impair the right to convert the convertible notes into common stock subject to the terms set forth in the indenture;

without the consent of each holder of a convertible note so affected. Also, Nextel may not reduce the percentage of convertible notes whose holders are required to consent to any modifications of the indenture or any supplemental indenture without the consent of the holders of all of the convertible notes then outstanding. The indenture provides that Nextel will not be obligated to repurchase any convertible notes upon the occurrence of a Fundamental Change if, before the occurrence of that Fundamental Change, the holders of at least a majority in principal amount of the outstanding convertible notes have waived Nextel's obligation to repurchase any convertible notes as a result of that Fundamental Change. The indenture also provides for specified modifications of its terms without the consent of the holders of the convertible notes.

H. INFORMATION CONCERNING THE TRUSTEE


     The Bank of New York is trustee under the indenture and paying agent, conversion agent, registrar and custodian with regard to the convertible notes. The Bank of New York acts as trustee for other outstanding notes of Nextel.


I. NOTICES

     Nextel will give notice concerning any optional redemption, repurchase or Fundamental Change by release made to Reuters Economic Services and Bloomberg Business News.

                        VI. DESCRIPTION OF CAPITAL STOCK

     The following summary is not complete and is subject to, and qualified in its entirety by, our certificate of incorporation and by-laws.

A. GENERAL


     Under our certificate of incorporation, we have the authority to issue 2,233,883,948 shares of capital stock, which are currently divided into nine classes or series as follows:



     - 2,060,000,000 shares of class A common stock, par value $0.001 per share (referred to in this prospectus as the "common stock");



     - 100,000,000 shares of class B nonvoting common stock, par value $0.001 per share (referred to in this prospectus as the "nonvoting common stock");


     - 26,941,933 shares of class A convertible redeemable preferred stock, stated value $36.75 per share (referred to in this prospectus as the "class A preferred stock");

     - 82 shares of class B convertible preferred stock, stated value $1.00 per share (referred to in this prospectus as the "class B preferred stock");

     - 26,941,933 shares of class C convertible redeemable preferred stock, stated value $36.75 per share (referred to in this prospectus as the "class C preferred stock");

     - 1,600,000 shares of series D preferred stock;

     - 2,200,000 shares of series E preferred stock;

     - 800,000 shares of zero coupon convertible preferred stock; and


     - 15,400,000 shares of undesignated preferred stock.


     Equiserve LLP acts as transfer agent and registrar for the common stock.

B. COMMON STOCK

  1. VOTING

     Except as required by law with respect to shares of each of class A preferred stock, class B preferred stock and class C preferred stock, and except with respect to matters as to which shares of a class or series of preferred stock vote separately as a class, the holders of common stock are entitled to one vote per share on all matters to be voted on by our stockholders. The holders of the nonvoting common stock have no right to vote on any matters to be voted on by the stockholders, except as follows and as otherwise required by law. The holders of the nonvoting common stock do have the right to vote as a separate class, with each share having one vote, on:

     - any merger, consolidation, reorganization or reclassification of our company or our shares of capital stock;

     - any amendment to our certificate of incorporation; or

     - any liquidation, dissolution or winding up of our company;

(each of these events being a "Class B Fundamental Change") in which shares of the nonvoting common stock would be treated differently than shares of the common stock, other than a Class B Fundamental Change in which the only difference in the treatment is that the holders of the common stock would be entitled to receive equity securities with full voting rights and the holders of the nonvoting common stock would be entitled to receive equity securities which have voting rights substantially identical to the voting rights of the nonvoting common stock and are convertible in connection with any Voting Conversion Event, as defined below, on a share for share basis, into the voting securities to which the holders of the common stock are entitled. Our certificate of incorporation does not provide for cumulative voting in the election of directors.

  2. DIVIDENDS

     Subject to the declaration and payment of dividends upon our preferred stock at the time outstanding, to the extent of any preference to which that preferred stock is entitled, and after the provision for any sinking or purchase fund or funds for any series of the preferred stock has been complied with, our board of directors may declare and pay dividends on the common stock and the nonvoting common stock, payable in cash or other consideration, out of funds legally available. If dividends are declared on the common stock that are payable in shares of common stock, then dividends payable at the same rate in shares of nonvoting common stock must be declared on any outstanding shares of nonvoting common stock.

     We have not paid any cash dividends on our common stock and do not plan to pay any cash dividends on our common stock for the foreseeable future.

  3. LIQUIDATION, SUBDIVISION OR COMBINATION

     In the event of any liquidation, dissolution or winding up of our company or upon the distribution of our assets, all assets and funds remaining after payment in full of our debts and liabilities, and after the payment to the holders of the then outstanding preferred stock of the full preferential amounts to which they were entitled, would be divided and distributed among the holders of the common stock and nonvoting common stock ratably. In no event will either common stock or nonvoting common stock be split, divided or combined unless the other is proportionately split, divided or combined.

  4. CONVERTIBILITY OF NONVOTING COMMON STOCK INTO COMMON STOCK

     Upon the actual or expected occurrence of any Voting Conversion Event, as defined below, each share of nonvoting common stock which is being or has been distributed, disposed of or sold, or is expected to be distributed, disposed of or sold, in connection with that Voting Conversion Event will be convertible at the option of the holder into one fully paid and nonassessable share of common stock. If any shares of nonvoting common stock are converted into shares of common stock in connection with a Voting Conversion Event, however, and any of those shares of common stock are not actually distributed, disposed of or sold according to the Voting Conversion Event, those shares of common stock that are not distributed, disposed of or sold will be promptly converted back into the same number of shares of nonvoting common stock.

     A "Voting Conversion Event" means:

     - any public offering or public sale of our securities, including a public offering registered under the Securities Act of 1933 and a public sale under Rule 144 of the Securities and Exchange Commission or any similar rule then in force;

     - any sale of securities to a person or group of persons, within the meaning of the Securities Exchange Act of 1934, if, after that sale, that person or group of persons would in the aggregate own or control securities that possess in the aggregate the ordinary voting power to elect a majority of our board of directors, provided that the sale has been approved by our board of directors or any authorized committee;

     - any sale of securities to a person or group of persons, within the meaning of the Securities Exchange Act of 1934, if, after that sale, that person or group of persons in the aggregate would own or control securities, excluding any nonvoting common stock being converted and disposed of in connection with the Voting Conversion Event, that possess in the aggregate the ordinary voting power to elect a majority of our board of directors;

     - any sale of securities to a person or group of persons, within the meaning of the Securities Exchange Act of 1934, if, after that sale, that person or group of persons would not, in the aggregate, own, control or have the right to acquire more than two percent of the outstanding securities of any class of our voting securities; and

     - any distribution, disposition or sale of any of our securities to a person or group of persons, within the meaning of the Securities Exchange Act of 1934, in connection with a merger, consolidation or similar transaction if, after that transaction, that person or group of persons will own or control securities that constitute in the aggregate the ordinary voting power to elect a majority of the surviving corporation's directors, provided that the transaction has been approved by our board of directors or any authorized committee.

C. PREFERRED STOCK


     Under the terms of the securities purchase agreement dated as of April 4, 1995, as amended, among Nextel, Digital Radio L.L.C. and Craig O. McCaw, we issued to Digital Radio about 8.2 million shares of class A preferred stock (of which about 7.9 million were outstanding on March 31, 2000), each with a stated value of $36.75 per share, and 82 shares of class B preferred stock. These shares of class A preferred stock are convertible, in specified circumstances, into an equal number of shares of class C preferred stock. The currently outstanding shares of class A preferred stock and any shares of class C preferred stock issued upon conversion are convertible into about 47.4 million shares of common stock in the aggregate, and the class B preferred stock is convertible into 82 shares of common stock. In addition, we have issued shares of the series D preferred stock, the series E preferred stock and the zero coupon convertible preferred stock. Some of the significant terms of each class and series of preferred stock are summarized below.


  1. CLASS A PREFERRED STOCK

     The class A preferred stock is the primary mechanism for providing Digital Radio with the economic benefits and corporate governance rights contemplated by the securities purchase agreement entered into with Mr. McCaw. Holders of class A preferred stock, voting separately as a class, are entitled to elect three members of the board of directors or, if greater than three, the number of directors, rounded up to the nearest whole number, equal to 25% of the entire board of directors, referred to as the "class A directors", subject to the termination of these rights if Digital Radio's equity interest in us falls below specified levels. For so long as the operations committee of our board of directors is in existence, Digital Radio is entitled to have a majority of the members of the operations committee represented by class A directors or directors designated by Digital Radio under the terms of the class B preferred stock or the securities purchase agreement. With respect to matters other than the election of directors, shares of class A preferred stock vote together as a class with shares of common stock and each share of class A preferred stock is entitled to a number of votes equal to the number of shares of common stock into which that share is convertible.

     The operations committee consists of five members, three of whom are entitled to be selected from among Digital Radio's representatives on the board of directors, as described above. The operations committee has the authority to formulate key aspects of our business strategy, including decisions relating to the technology we use, subject to existing equipment purchase agreements; acquisitions; the creation and approval of operating and capital budgets and marketing and strategic plans; approval of financing plans; endorsement of nominees to the board of directors; and nomination and oversight of specified executive officers. The board of directors, by a majority vote, may override actions taken or proposed by the operations committee, although doing so would give rise to a $25 million liquidated damages payment to Digital Radio and the commencement of accrual of a 12% dividend payable on the stated value of all outstanding shares of class A preferred stock, with an aggregate stated value of about $291 million. However, the board of directors, by a defined super-majority vote, retains the power to override actions taken or proposed by the operations committee without triggering these consequences. In addition, the board of directors also may act to terminate the operations committee, although this action by the board of directors would, in specified circumstances, result in the obligation to make the $25 million liquidated damages payment and result in the commencement of the 12% dividend accrual. The securities purchase agreement, our certificate of incorporation, and our by-laws also delineate a number of circumstances, chiefly involving or resulting from specified events with respect to Digital Radio or Mr. McCaw, in which the operations committee could be terminated but the liquidated damages payment and dividend accrual would not be required. Except for the accrual of the 12% dividend in the circumstances described above, shares of class A preferred stock are entitled to dividends only to the extent declared or paid with respect to common stock, in amounts equal to the amounts that would be received had the class A preferred stock been converted into common stock. Upon liquidation, dissolution or winding up of our company, the holders of class A preferred stock are entitled to receive a liquidation preference equal to the stated value of the class A preferred stock plus any accrued but unpaid dividends.


     Each share of class A preferred stock is convertible at the election of the holder into six shares of common stock, subject to specified adjustments. Upon the occurrence of specified events, the shares of class A preferred stock are automatically converted into shares of common stock. In addition, shares of class A preferred stock are automatically converted into shares of class C preferred stock on a one-for-one basis upon the occurrence of specified events, including the reduction of Digital Radio's ownership interest below specified levels and foreclosure by a secured party upon shares of class A preferred stock pledged to that secured party. Shares of class A preferred stock are also redeemable at our option upon the occurrence of specified events constituting a change in control, as defined in the terms of our certificate of incorporation, at a redemption price equal to the stated value of the class A preferred stock plus the amount of any accrued or declared but unpaid dividends on the class A preferred stock.


  2. CLASS B PREFERRED STOCK


     The purpose of the class B preferred stock is to provide a protection for Digital Radio's right to proportionate representation on the board of directors, to the extent not provided by Digital Radio's ownership of class A preferred stock, and to establish a mechanism for the payment of the $25 million liquidated damages payment contemplated by the securities purchase agreement if the board of directors takes specified actions with respect to the operations committee that give rise to this payment. Shares of class B preferred stock are automatically converted on a one-for-one basis to shares of common stock if Digital Radio's equity interest in us falls below specified levels or if specified transfers of class B preferred stock occur.


  3. CLASS C PREFERRED STOCK

     The purpose of the class C preferred stock is to protect the economic attributes of the class A preferred stock if specified events resulting in the termination of the corporate governance rights associated with the class A preferred stock occur. The terms of the class C preferred stock are substantially the same as the terms of the class A preferred stock except that holders of class C preferred stock have no special voting rights in the election of directors, including the appointment of directors to the operations committee, and are not entitled to the 12% dividend in the circumstances in which shares of class A preferred stock would be entitled to that dividend.

  4. SERIES D PREFERRED STOCK

     The series D preferred stock ranks equally with the series E preferred stock and the zero coupon convertible preferred stock in all respects, and ranks equally with the class A preferred stock, the class B preferred stock and the class C preferred stock in all respects except two. First, the series D preferred stock is junior with respect to accruals and payments of the special 12% dividends on the class A preferred stock discussed above. Second, the series D preferred stock is junior with respect to the $25 million cash payment on the class B preferred stock discussed above. The circumstances under which these payments must be made are described above. Dividends on the series D preferred stock are cumulative at 13% per year and are payable quarterly in cash or, on or before July 15, 2002, at our sole option, in additional shares of series D preferred stock. The series D preferred stock is mandatorily redeemable on July 15, 2009. It may be redeemed at specified prices in whole or in part at our option after December 15, 2005 and, in specified circumstances, after July 15, 2002. The series D preferred stock is also exchangeable, in whole but not in part, at our option at any time after December 15, 2005, and sooner in some circumstances, into subordinated exchange debentures.

  5. SERIES E PREFERRED STOCK

     The series E preferred stock ranks equally with the series D preferred stock and the zero coupon convertible preferred stock in all respects, and ranks equally with the class A preferred stock, the class B preferred stock and the class C preferred stock in all respects except two. First, the series E preferred stock is junior with respect to accruals and payments of the special 12% dividends on the class A preferred stock discussed above. Second, the series E preferred stock is junior with respect to the $25 million cash payment on the class B preferred stock discussed above. The circumstances under which these payments must be made are described above. Dividends on the series E preferred stock are cumulative at 11.125% per year and are payable quarterly in cash or, on or before February 15, 2003, at our sole option, in additional shares of series E preferred stock. The series E preferred stock is mandatorily redeemable on February 15, 2010. It may be redeemed at specified prices in whole or in part at our option after December 15, 2005 and, in specified circumstances, after February 15, 2003. The series E preferred stock is also exchangeable, in whole but not in part, at our option at any time after December 15, 2005, and sooner in some circumstances, into subordinated exchange debentures.

  6. ZERO COUPON CONVERTIBLE PREFERRED STOCK DUE 2013


     The zero coupon convertible preferred stock ranks equally with the series D preferred stock and the series E preferred stock in all respects, and ranks equally with the class A preferred stock, the class B preferred stock, and the class C preferred stock in all respects except two. First, the zero coupon convertible preferred stock is junior with respect to accruals and payments of the special 12% dividends on the class A preferred stock discussed above. Second, the zero coupon convertible preferred stock is junior with respect to the $25 million cash payment on the class B preferred stock discussed above. The circumstances under which these payments must be made are described above. The zero coupon convertible preferred stock had an initial liquidation preference of $253.675 per share. No dividends are payable with respect to the zero coupon convertible preferred stock; however, the liquidation preference accretes from the issuance date at an annual rate of 9.25% compounded quarterly. The zero coupon convertible preferred stock is convertible at the option of the holders before redemption or maturity into common stock at a conversion rate of 19.4882 shares of common stock per share of zero coupon convertible preferred stock, subject to adjustment upon the occurrence of specific events. The zero coupon convertible preferred stock is redeemable at our option beginning December 23, 2005 and may be tendered by the holders for acquisition by us on December 23, 2005 and 2008. The zero coupon convertible preferred stock is mandatorily redeemable on December 23, 2013 at the fully accreted liquidation preference of $1,000 per share. We may elect, subject to the satisfaction of specific requirements, to pay any redemption or tender price with common stock.

D. RELEVANT PROVISIONS OF OUR CERTIFICATE OF INCORPORATION, OUR BY-LAWS AND DELAWARE LAW

     Our certificate of incorporation and our by-laws contain provisions that could make more difficult the acquisition of our company by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage specific types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with us. Although these provisions may have the effect of delaying, deferring or preventing a change in control of our company, we believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms. The description below is intended as a summary only and is qualified in its entirety by reference to our certificate of incorporation and our by-laws.

  1. BOARD OF DIRECTORS


     Our certificate of incorporation provides that the board of directors is divided into three classes of directors, with each class having a number of directors as nearly equal as possible and with the term of each class expiring in a different year. Our by-laws provide that the board of directors will consist of one or more members, and that the number of directors will be determined by resolution of the board of directors or by the stockholders at their annual meeting or a special meeting. We are a party to agreements with some of our stockholders that entitle specified stockholders to name specified nominees to be elected to the board of directors; the agreements might require us to increase the size of the board of directors. Additionally, the holders of class A preferred stock, voting separately as a class, are entitled to elect a specified number of members of the board of directors. Under the terms of the securities purchase agreement with Mr. McCaw, we cannot increase the size of the board of directors to be greater than sixteen (16) members without the consent of Digital Radio. The board of directors currently consists of nine directors. Subject to any rights of holders of preferred stock, a majority of the board of directors then in office has the sole authority to fill any vacancies on the board of directors. Under Delaware law, stockholders may remove members of a classified board only for cause.


  2. STOCKHOLDER ACTIONS AND SPECIAL MEETINGS

     Our certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and prohibits stockholder action by written consent instead of a meeting. Our by-laws provide that, subject to the rights of holders of any series of preferred stock, special meetings of stockholders may be called only by our president, at the request of a majority of the board of directors or at the request of stockholders owning a majority of our entire capital stock issued and outstanding and entitled to vote.

  3. ANTI-TAKEOVER STATUTE

     Section 203 of the Delaware General Corporation Law, referred to as the "DGCL", is applicable to corporate takeovers in Delaware. Subject to specified exceptions listed in this statute, Section 203 of the DGCL provides that a corporation may not engage in any business combination with any "interested stockholder" for a three-year period following the date that the stockholder becomes an interested stockholder unless:

     - before that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

     - upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding specified shares; or

     - on or after that date, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     Except as specified in Section 203 of the DGCL, an interested stockholder is defined to include any person that is:

     - the owner of 15% or more of the outstanding voting stock of the corporation,

     - an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately before the relevant date, and

     - the affiliates and associates of the above.

     Under specific circumstances, Section 203 of the DGCL makes it more difficult for an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation's certificate of incorporation or bylaws, elect not to be governed by this section, effective twelve months after adoption. Our certificate of incorporation and by-laws do not exclude us from the restrictions imposed under Section 203 of the DGCL. It is anticipated that the provisions of Section 203 of the DGCL may encourage companies interested in acquiring us to negotiate in advance with the board of directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

                                 VII. DILUTION


     The following table provides information concerning net tangible book value and pro forma dilution as of March 31, 2000 giving effect to the 2-for-1 stock split in the form of a stock dividend paid on June 6, 2000. The net tangible book value deficit of the common stock as of March 31, 2000 was about $2.3 billion or $3.05 per share. Net tangible book value deficit per share represents the amount of our stockholders' equity, less intangible assets, divided by the 757,866,424 shares of common stock outstanding on March 31, 2000, after giving effect to the conversion of the outstanding shares of our non-voting common stock.



     For purposes of the following table, net tangible book value dilution per share represents the difference between $74.40, which is the initial conversion price of the convertible notes, and the pro forma net tangible book value deficit per share of common stock as of March 31, 2000. After giving effect to the conversion of the convertible notes and assuming conversion of all of the convertible notes and taking into account our expenses, our net tangible book value deficit per share as of March 31, 2000 would have been $1.50. The following table illustrates this pro forma per share dilution:



Initial conversion price of the convertible notes...........           $ 74.40
  Net tangible book value deficit per share before
     conversion.............................................  $(3.05)
  Increase per share attributable to conversion of the
     convertible notes......................................  $ 1.55
                                                              ------
Pro forma net tangible book value deficit per share after
  conversion of the convertible notes.......................           $ (1.50)
                                                                       -------
Dilution of net tangible book value per share to holders of
  the convertible notes.....................................           $ 75.90
                                                                       -------

              VIII. UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     In the opinion of Jones, Day, Reavis & Pogue, the following are the material United States federal income tax consequences relating to the purchase, ownership and disposition of the convertible notes and of the common stock into which the convertible notes may be converted. For purposes of this discussion, the Internal Revenue Service is referred to as the "IRS."

     This discussion:

     - does not purport to be a complete analysis of all the potential tax consequences that may be material to an investor based on his or her particular tax situation;

     - is based on the provisions of the Internal Revenue Code of 1986, as amended, which is referred to in this discussion as the "Code;" the applicable Treasury Regulations promulgated or proposed under the Code, which are referred to in this discussion as the "Treasury Regulations;" and judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis;

     - deals only with the beneficial owner, or "holder," of a convertible note that will hold convertible notes and Nextel common stock into which the convertible notes may be converted as "capital assets," within the meaning of Section 1221 of the Code;

     - does not address tax consequences applicable to holders that may be subject to special tax rules, such as banks, tax-exempt organizations, pension funds, insurance companies, dealers in securities or foreign currencies, traders who elect to mark to market their securities, persons that will hold convertible notes as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes, or persons that have a "functional currency" other than the U.S. dollar; and

     - does not address the tax consequences to persons other than U.S. holders, as defined below.

     Nextel has not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion, and Nextel cannot assure you that the IRS will agree with those statements and conclusions. In addition, the IRS may not be precluded from successfully adopting a contrary position. This discussion does not consider the effect of any applicable foreign, state, local or other tax laws.

     INVESTORS CONSIDERING THE PURCHASE OF CONVERTIBLE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

     As used in this prospectus, the term "U.S. holder" means a beneficial owner of a convertible note or of common stock into which a convertible note is converted that is, for United States federal income tax purposes:

     - an individual who is a citizen or resident, as defined in Section 7701(b) of the Code, of the United States;

     - a corporation or partnership created or organized under the laws of the United States or a political subdivision of the United States;

     - an estate the income of which is subject to United States federal income taxation regardless of its source; or

     - in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons.

  PAYMENT OF INTEREST

     Interest on a note generally will be includable in the income of a U.S. holder as ordinary income at the time the interest is received or accrued, according to the holder's method of accounting for United States federal income tax purposes. Nextel is obligated to pay liquidated damages to holders of the convertible notes in circumstances described under "IV. Selling Security Holders." According to Treasury Regulations, the possibility of an additional payment on the convertible notes will not affect the amount of interest income recognized by a holder, or the timing of this recognition, if the likelihood of the additional payment is remote as of the date the debt obligations are issued. Nextel believes that the likelihood of the payment of liquidated damages is remote and does not intend to treat this possibility as affecting the yield to maturity of any convertible note. Notwithstanding the above, if liquidated damages are paid, the payments will be treated by Nextel as interest income when received. Similarly, Nextel intends to take the position that the likelihood of a redemption or a repurchase upon a Fundamental Change is remote under the Treasury Regulations, and likewise does not intend to treat the possibility of such a redemption or repurchase as affecting the yield to maturity of any convertible note.

  MARKET DISCOUNT

     If a U.S. holder purchases a convertible note for an amount less than its principal amount, then the difference will be treated as market discount. Under the market discount rules, a U.S. holder will be required, subject to a de minimis exception, to treat any principal payment on a convertible note or any gain on the sale, exchange, retirement or other disposition of a convertible note, as ordinary income to the extent of the market discount which has not previously been included in income and which is treated as having accrued on that convertible note at the time of that payment or disposition. If a convertible note with accrued market discount is converted into common stock of Nextel under the conversion feature, the amount of the accrued market discount generally will be taxable as ordinary income upon the disposition of the common stock. In addition, the U.S. holder may be required to defer, until the maturity of the convertible note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such convertible note.

     Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the convertible note, unless the U.S. holder elects to accrue on a constant interest method. A U.S. holder of a convertible note may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

  AMORTIZABLE BOND PREMIUM

     If a U.S. holder purchases a convertible note for an amount in excess of its stated principal amount, plus accrued interest, the holder generally will be considered to have purchased the convertible note with "amortizable bond premium." A U.S. holder generally may elect to amortize this premium from the purchase date to the convertible note's maturity date under a constant yield method. Amortizable bond premium generally is treated as an offset to interest income on the convertible note and not as a separate deduction.

     Amortizable bond premium, however, will not include any premium attributable to the convertible note's conversion feature. The premium attributable to the conversion feature is the excess, if any, of the convertible note's purchase price over what the convertible note's fair market value would be if there was no conversion feature. Also, because the convertible notes may be redeemed at the option of Nextel at a price in excess of their principal amount, a holder may be required to amortize any premium based on an earlier call date and the call price payable at that time. An election to amortize amortizable bond premium on a constant yield method, once made, generally applies to all debt obligations held or subsequently acquired by the holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

  SALE, EXCHANGE OR REDEMPTION OF THE CONVERTIBLE NOTES

     Except as described below under "-- Conversion of the Convertible Notes," upon the sale, exchange or redemption of a convertible note, a U.S. holder generally will recognize capital gain or loss equal to the difference between:

     - the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption, except to the extent the amount is attributable to accrued interest on the convertible note not previously included in income, which is taxable as ordinary interest income, and

     - the holder's adjusted tax basis in the convertible note.

     A U.S. holder's adjusted tax basis in a convertible note generally will equal the cost of the convertible note to the holder, less any principal payments on the convertible note previously received by the holder. The capital gain or loss will be long-term if the holder's holding period is more than one year and will be short-term if the holding period is equal to or less than one year. In the case of specified noncorporate taxpayers, including individuals, long-term capital gains are taxed at a maximum rate of 20% and short-term capital gains are taxed at a maximum rate of 39.6%. Corporate taxpayers are subject to a maximum regular tax rate of 35% on all capital gains and ordinary income. The deductibility of capital losses is subject to specified limitations.

  CONSTRUCTIVE DIVIDENDS ON THE CONVERTIBLE NOTES

     Under specified circumstances, a change in the conversion price of the convertible notes under the antidilution provisions or otherwise may result in taxable dividends to U.S. holders under Section 305 of the Code.

     For example, if at any time:

     - Nextel makes a distribution of cash or property to its stockholders or purchases common stock and that distribution or purchase would be taxable to those stockholders as a dividend for United States federal income tax purposes (e.g. distributions of evidences of indebtedness or assets of Nextel, but generally not stock dividends or rights to subscribe for common stock) and, under the anti-dilution provisions, the conversion price of the convertible notes is reduced, or

     - the conversion price of the convertible notes is reduced at the discretion of Nextel,

the reduction in the conversion price may be deemed to be the payment of a taxable dividend, to the extent of Nextel's current or accumulated earnings and profits, to holders of convertible notes under Section 305 of the Code. The holders of convertible notes could therefore have taxable income as a result of an event pursuant to which they received no cash or property. Further, in other circumstances, the failure to decrease the conversion price may result in a taxable dividend to U.S. holders of Nextel common stock acquired upon conversion of a convertible note or otherwise. While Nextel believes it currently does not have any current or accumulated earnings and profits, the actual amount of earnings and profits at any time will depend upon the actions and financial performance of Nextel.

  CONVERSION OF THE CONVERTIBLE NOTES

     A U.S. holder generally will not recognize any income, gain or loss upon conversion of a convertible note into common stock of Nextel, except to the extent the common stock is considered attributable to accrued interest not previously included in income, which is taxable as ordinary income, or with respect to cash received instead of a fractional share of common stock. The holder's tax basis in Nextel common stock received upon conversion of a convertible note will be the same as the holder's adjusted tax basis of the convertible note at the time of conversion, reduced by any basis allocable to a fractional share interest, and the holding period for the common stock received upon conversion generally will include the holding period of the convertible note converted. However, a holder's tax basis in shares of Nextel common stock considered attributable to accrued interest as described above generally will equal the amount of the accrued interest included in income, and the holding period for those shares will begin as of the date of conversion of the convertible notes.

     Cash received instead of a fractional share of Nextel common stock upon conversion will be treated as a payment in exchange for the fractional share of common stock. Accordingly, the receipt of cash instead of a fractional share of Nextel common stock generally will result in capital gain or loss, measured by the difference between the cash received for the fractional share and the holder's adjusted tax basis in the fractional share.

  DIVIDENDS ON COMMON STOCK

     Generally, distributions will be treated first as a dividend, subject to tax as ordinary income, so long as and to the extent that Nextel has current or accumulated earnings and profits, and then as a tax-free return of capital to the extent of the U.S. holder's tax basis in the Nextel common stock, and after that as a gain from the sale or exchange of the stock. The portion of any distribution treated as a non-taxable return of capital will reduce the holder's tax basis on the common stock.

     In general, a distribution on Nextel common stock that qualifies as a dividend because Nextel has earnings and profits may qualify for the 70% dividends received deduction to a corporate holder if the holder owns less than 20% of the voting power and value of Nextel's stock, other than any non-voting, non-convertible, non-participating preferred stock, and specified other requirements are satisfied. A corporate holder that owns 20% or more of the voting power and value of Nextel's stock, other than any non-voting, non-convertible, non-participating preferred stock, generally may qualify for an 80% dividends received deduction. While Nextel believes it currently does not have any current or accumulated earnings and profits, the actual amount of earnings and profits at any time will depend upon the actions and financial performance of Nextel.

  SALE OF COMMON STOCK

     Upon the sale or exchange of Nextel common stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between:

     - the amount of cash and the fair market value of any property received upon the sale or exchange, and

     - the holder's adjusted tax basis in the common stock.

     This capital gain or loss will be long-term if the holder's holding period is more than one year and will be short-term if the holding period is equal to or less than one year. In the case of specified non-corporate taxpayers, including individuals, long-term capital gains are taxed at a maximum rate of 20% and short-term capital gains are taxed at a maximum rate of 39.6%. A U.S. holder's basis and holding period in Nextel common stock received upon conversion of a convertible note are determined as discussed above under "-- Conversion of the Convertible Notes." Corporate taxpayers are subject to a maximum regular tax rate of 35% on all capital gains and ordinary income. The deductibility of capital losses is subject to specified limitations.

  INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

     In general, information reporting requirements will apply to payments of principal, any premium, and interest on a convertible note, payments of dividends on common stock, payments of the proceeds of the sale of a convertible note and payments of the proceeds of the sale of common stock to specified holders, unless an exception applies. Further, the payer will be required to withhold backup withholding tax at the rate of 31% if:

     - the payee fails to furnish a taxpayer identification number, or "TIN," to the payer or establish an exemption from backup withholding;

     - the IRS notifies the payer that the TIN furnished by the payee is incorrect;

     - there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code; or

     - there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.

     Some U.S. holders, including corporations, will be exempt from this backup withholding. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against the holder's United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

     Treasury Regulations that are generally effective with respect to payments made after December 31, 2000 modify the currently effective information reporting and backup withholding procedures and requirements, and provide presumptions regarding the status of holders when payments to the holders cannot be reliably associated with appropriate documentation provided to the payer. With respect to payments made after December 31, 2000, these "Final Withholding Regulations" will require holders to provide certifications, if applicable, that conform to the requirements of the Final Withholding Regulations. Because the application of the Final Withholding Regulations will vary depending on the holder's particular circumstances, holders are urged to consult their tax advisors regarding the application of the Final Withholding Regulations.

                            IX. PLAN OF DISTRIBUTION

     The securities being offered by this prospectus may be sold from time to time to purchasers directly by the selling security holders listed in the table set forth in "IV. Selling Security Holders" or, alternatively, through underwriters, broker-dealers or agents. The selling security holders may offer the securities at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

     - on any national securities exchange or quotation service on which the convertible notes or common stock may be listed or quoted at the time of sale;

     - in the over-the-counter market;

     - in transactions otherwise than on an exchange or over-the-counter market; and

     - through the writing of options.

     In connection with sales of the securities, the selling security holders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the securities and deliver them to close out the short positions, or loan or pledge the securities to broker-dealers that in turn may sell them.

     The selling security holders and any of their brokers, dealers or agents who participate in the distribution of the securities may be deemed to be "underwriters", and any profits on the sale of the securities by them and any discounts, commissions, or concessions received by any brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

     To the best of our knowledge, there are currently no plans, arrangements or understandings between any selling security holders and any broker, dealer, agent or underwriter regarding the sale of the securities by the selling security holders.

     At any time a particular offer of the securities is made, a revised prospectus or supplement, if required, will be distributed that will set forth the aggregate amount and type of securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the selling security holders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Any supplement and, if necessary, a post-effective amendment to the registration statement, of which this prospectus is a part, will be filed with the Securities and Exchange Commission to reflect the disclosure of additional information with respect to the distribution of the securities. In addition, the securities covered by this prospectus may be sold in private transactions or under Rule 144 rather than under this prospectus.

     We have agreed to indemnify the selling security holders against specified liabilities under the Securities Act of 1933 and to pay substantially all of the expenses incidental to the registration, offering and sale of the securities to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

                                X. LEGAL MATTERS

     Jones, Day, Reavis & Pogue, Atlanta, Georgia, will pass upon the validity of the securities offered by this prospectus.

                                  XI. EXPERTS

     The consolidated financial statements and related financial statement schedules of Nextel that are incorporated in this prospectus by reference from Nextel's Annual Report on Form 10-K for the year ended December 31, 1999, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                    XII. WHERE YOU CAN GET MORE INFORMATION

A. AVAILABLE INFORMATION

     We file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy this information at the public reference facilities maintained by the Commission at the Commission's Public Reference Room, which is located at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

     You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Our filings are also available on the Commission's web site on the Internet at http://www.sec.gov.

     Statements in this prospectus concerning the contents of any contract, agreement or other document are not necessarily complete. If we filed as an exhibit to any of our public filings any of the contracts, agreements or other documents referred to in this prospectus, you should read the exhibit for a more complete understanding of the document or matter involved.

B. INCORPORATION OF DOCUMENTS BY REFERENCE

     We have incorporated information into this prospectus by reference. This means we have disclosed information to you by referring you to another document we filed with the Commission. We will make those documents available to you without charge upon your oral or written request. Requests for these documents should be directed to Nextel Communications, Inc., 2001 Edmund Halley Drive, Reston, Virginia 20191, Attention: Investor Relations, telephone: (703) 433-4000.

     The information in the following documents we filed with the Commission (File No. 0-19656) is incorporated by reference in this prospectus:

     - Annual Report on Form 10-K for the year ended December 31, 1999, dated and filed with the Commission on March 30, 2000;

     - Current Reports on Form 8-K:

      - dated and filed with the Commission on January 21, 2000;

      - dated and filed with the Commission on January 26, 2000;

      - dated and filed with the Commission on February 3, 2000;

      - dated and filed with the Commission on February 22, 2000;

      - dated and filed with the Commission on February 28, 2000;

      - dated and filed with the Commission on March 15, 2000;


      - dated and filed with the Commission on April 26, 2000;



      - dated and filed with the Commission on May 5, 2000; and



      - dated and filed with the Commission on May 26, 2000;


     - Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, dated and filed with the Commission on May 15, 2000;

     - Proxy Statement, dated as of April 17, 2000, filed with the Commission in definitive form on April 17, 2000, with respect to the information required by Items 401 (management), 402 (executive compensation), 403 (securities ownership) and 404 (specified relationships and related transactions) of Regulation S-K promulgated under the Securities Act of 1933 and the Securities Exchange Act of 1934; and

     - The description of the common stock contained in the registration statement on Form 8-A dated January 16, 1992 including the information incorporated by reference into that registration statement from the registration statement on Form S-1, as amended, dated as of January 27, 1992.


     We are also incorporating by reference additional documents we may file under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of the offering. This additional information is a part of this prospectus from the date of filing of those documents.


     Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     The information relating to us contained in this prospectus should be read together with the information in the documents incorporated or deemed to be incorporated by reference. In addition, some of the information, including financial information, contained in this prospectus or incorporated or deemed to be incorporated in this prospectus by reference should be read in conjunction with documents filed with the Commission by Nextel International, Inc.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses and costs to be incurred by Nextel Communications, Inc. in connection with the sale and distribution of the securities offered hereby, other than underwriting discounts and commissions which will be borne by the selling security holders. All the amounts shown are estimated except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission filing fee.............  $303,600
Printing expenses.........................................  $ 45,000
Legal fees and expenses...................................  $ 50,000
Accounting fees and expenses..............................  $ 15,000
Trustee fees and expenses.................................  $  3,500
Miscellaneous expenses....................................  $  2,900
                                                            --------
          Total...........................................  $420,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Set forth below is a description of certain provisions of the Restated Certificate of Incorporation, as amended (the "Nextel Charter"), of Nextel Communications, Inc. ("Nextel"), the Amended and Restated By-laws of Nextel (the "Nextel By-laws"), and the Delaware General Corporation Law (the "DGCL"). This description is intended as a summary only and is qualified in its entirety by reference to the Nextel Charter, the Nextel By-laws, and the DGCL.

     Elimination of Liability in Certain Circumstances. The Nextel Charter provides that, to the full extent provided by law, a director will not be personally liable to Nextel or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director. The DGCL provides that a corporation may limit or eliminate a director's personal liability for monetary damages to the corporation or its stockholders, except for liability (1) for any breach of the director's duty of loyalty to such corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for paying a dividend or approving a stock repurchase in violation of Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.

     While Article 7 of the Nextel Charter provides directors with protection from awards for monetary damages for breaches of the duty of care, it does not eliminate the directors' duty of care. Accordingly, Article 7 will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of the duty of care. The provisions of
Article 7 as described above apply to officers of Nextel only if they are directors of Nextel and are acting in their capacity as directors, and do not apply to officers of Nextel who are not directors.

     Indemnification and Insurance. Under the DGCL, directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, or proceedings, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation as a derivative action) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

     Article 6 of the Nextel Charter and Article VII of the Nextel By-laws provide to directors and officers indemnification to the full extent provided by law, thereby affording the directors and officers of Nextel the protections available to directors and officers of Delaware corporations. Article VII of the Nextel By-laws also provides that expenses incurred by a person in defending a civil or criminal action, suit or proceeding by reason of the fact that he or she is or was a director or officer shall be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by Nextel as authorized by relevant Delaware law. Nextel has obtained directors and officers liability insurance providing coverage to its directors and officers.

     On September 12, 1991, the Board of Directors of Nextel unanimously adopted resolutions authorizing Nextel to enter into an Indemnification Agreement (the "Indemnification Agreement") with each director of Nextel. Nextel has entered into an Indemnification Agreement with each of its directors and officers.

     One of the purposes of the Indemnification Agreements is to attempt to specify the extent to which persons entitled to indemnification thereunder (the "Indemnitees") may receive indemnification under circumstances in which indemnity would not otherwise be provided by the DGCL. Pursuant to the Indemnification Agreements, an Indemnitee is entitled to indemnification as provided by Section 145 of the DGCL and to indemnification for any amount which the Indemnitee is or becomes legally obligated to pay relating to or arising out of any claim made against that person because of any act, failure to act, or neglect or breach of duty, including any actual or alleged error, misstatement, or misleading statement, which that person commits, suffers, permits, or acquiesces in while acting in the Indemnitee's position with Nextel. The Indemnification Agreements are in addition to and are not intended to limit any rights of indemnification which are available under the Nextel Charter or the Nextel By-laws, any policy of insurance or otherwise. Nextel is not required under the Indemnification Agreements to make payments in excess of those expressly provided for in the DGCL in connection with any claim against the
Indemnitee:

          (1) which results in a final, nonappealable order directing the Indemnitee to pay a fine or similar governmental imposition which Nextel is prohibited by applicable law from paying; or

          (2) based upon or attributable to the Indemnitee gaining in fact a personal profit to which he was not legally entitled including, without limitation, profits made from the purchase and sale by the Indemnitee of equity securities of Nextel which are recoverable by Nextel pursuant to
     Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and profits arising from transactions in publicly traded securities of Nextel which were effected by the Indemnitee in violation of
     Section 10(b) of the Exchange Act or Rule 10b-5 promulgated thereunder.

     In addition to the rights to indemnification specified therein, the Indemnification Agreements are intended to increase the certainty of receipt by the Indemnitee of the benefits to which he or she is entitled by providing specific procedures relating to indemnification.

     The Indemnification Agreements are also intended to provide increased assurance of indemnification by prohibiting Nextel from adopting any amendment to the Nextel Charter or the Nextel By-laws which would have the effect of denying, diminishing or encumbering the Indemnitee's rights pursuant thereto or to the DGCL or any other law as applied to any act or failure to act occurring in whole or in part prior to the effective date of such amendment.

ITEM 16. EXHIBITS


        EXHIBIT
         NUMBER                            DESCRIPTION OF EXHIBITS
        -------                            -----------------------
           3.1           -- Restated Certificate of Incorporation of Nextel (filed on
                            June 1, 2000 as Exhibit No. 3.1 to Nextel's
                            Post-Effective Amendment No. 2 to Registration Statement
                            No. 33-1290 on Form S-4 and incorporated herein by
                            reference).
           3.2           -- Amended and Restated By-laws of Nextel (filed on July 31,
                            1995 as Exhibit No. 4.2 to Nextel's Post-Effective
                            Amendment No. 1 on Form S-8 to Registration Statement No.
                            33-91716 on Form S-4 and incorporated herein by
                            reference).

        EXHIBIT
         NUMBER                            DESCRIPTION OF EXHIBITS
        -------                            -----------------------
           3.3.1         -- Certificate of Designation of the Powers, Preferences and
                            Relative, Participating, Optional and Other Special
                            Rights of 13% Series D Exchangeable Preferred Stock and
                            Qualifications, Limitations and Restrictions Thereof
                            (filed on July 21, 1997 as Exhibit 4.1 to the Current
                            Report on Form 8-K dated on July 21, 1997 and
                            incorporated herein by reference).
           3.3.2         -- Certificate of Designation of the Powers, Preferences and
                            Relative, Participating, Optional and Other Special
                            Rights of 11.125% Series E Exchangeable Preferred Stock
                            and Qualifications, Limitations and Restrictions Thereof
                            (filed on February 12, 1998 as Exhibit 4.1 to the Current
                            Report on Form 8-K dated on February 11, 1998 (the
                            "February 11 Form 8-K") and incorporated herein by
                            reference).
           3.3.3         -- Certificate of Designation of the Powers, Preferences and
                            Relative, Participating, Optional and Other Special
                            Rights of Zero Coupon Convertible Preferred Stock due
                            2013 and Qualifications, Limitations and Restrictions
                            Thereof (filed on February 10, 1999 as Exhibit 4.16 to
                            Nextel's Registration Statement on Form S-4 (the
                            "February 1999 Form S-4") and incorporated herein by
                            reference).
           4.1.1         -- Indenture for Senior Discount Notes due 2007, dated as of
                            March 6, 1997, between McCaw International, Ltd. (now
                            known as Nextel International) and The Bank of New York,
                            as Trustee (filed on March 31, 1997 as Exhibit 4.24 to
                            Nextel's Annual Report on Form 10-K for the year ended
                            December 31, 1996 (the "1996 Form 10-K") and incorporated
                            herein by reference).
           4.1.2         -- Warrant Agreement, dated as of March 6, 1997, between
                            Nextel International, Inc. and The Bank of New York
                            (filed on March 31, 1997 as Exhibit 4.26 to the 1996 Form
                            10-K and incorporated herein by reference).
           4.2           -- Indenture dated September 17, 1997 between Nextel and
                            Harris Trust and Savings Bank, as Trustee, relating to
                            Nextel's 10.65% Senior Redeemable Discount Notes due 2007
                            (filed on September 22, 1997 as Exhibit 4.1 to the
                            Current Report on Form 8-K dated September 22, 1997 and
                            incorporated herein by reference).
           4.3           -- Indenture dated as of October 22, 1997 between Nextel and
                            Harris Trust and Savings Bank, as Trustee, relating to
                            Nextel's 9.75% Senior Serial Redeemable Discount Notes
                            due 2007 (filed on October 23, 1997 as Exhibit 4.1 to the
                            Current Report on Form 8-K dated October 23, 1997 and
                            incorporated herein by reference).
           4.4           -- Indenture dated as of February 11, 1998, between Nextel and Harris Trust and Savings Bank, as Trustee, relating
                            to Nextel's 9.95% Senior Serial Redeemable Discount Notes
                            due 2008 (filed on February 12, 1998 as Exhibit 4.2 to
                            the February 11 Form 8-K and incorporated herein by
                            reference).
           4.5           -- Indenture dated as of November 4, 1998 between Nextel and
                            Harris Trust and Savings Bank, as Trustee, relating to
                            Nextel's 12.0% Senior Serial Redeemable Notes due 2008
                            (filed on February 10, 1999 as Exhibit 4.13.1 to the
                            February 1999 Form S-4 and incorporated herein by
                            reference).
           4.6           -- Indenture for 12.125% Senior Discount Notes due 2008,
                            dated March 12, 1998 between Nextel International, Inc.
                            and The Bank of New York (filed on May 14, 1998 as
                            Exhibit 4.1 to Nextel International Inc.'s Quarterly
                            Report on Form 10-Q for the quarter ended March 31, 1998
                            and incorporated herein by reference).
           4.7           -- Indenture, dated as of June 16, 1999, between Nextel and
                            Harris Trust and Savings Bank, as Trustee, relating to
                            Nextel's 4.75% Convertible Senior Notes due 2007 (filed
                            on June 23, 1999 as Exhibit 4.1 to the Current Report on
                            Form 8-K dated June 23, 1999 and incorporated herein by
                            reference).

        EXHIBIT
         NUMBER                            DESCRIPTION OF EXHIBITS
        -------                            -----------------------
           4.8           -- Indenture, dated as of November 12, 1999, by and between
                            Nextel and Harris Trust and Savings Bank, as Trustee,
                            relating to Nextel's 9.375% Senior Serial Redeemable
                            Notes due 2009 (filed as Exhibit 4.1 to the Quarterly
                            Report on Form 10-Q for the quarter ended September 30,
                            1999 (the "1999 Third Quarter 10-Q") and incorporated
                            herein by reference).
           4.9           -- Indenture, dated as of January 26, 2000, between Nextel and Harris Trust and Savings Bank, as Trustee, relating
                            to Nextel's 5.25% Convertible Senior Notes due 2010
                            (filed on January 26, 2000 as Exhibit 4.1 to the Current
                            Report on Form 8-K dated as of January 26, 2000 and
                            incorporated herein by reference).
           4.10          -- Amended and Restated Credit Agreement, dated as of
                            November 9, 1999, among Nextel, Nextel Finance Company
                            and the other Restricted Companies party thereto, the
                            Lenders party thereto, Toronto Dominion (Texas) Inc., as
                            Administrative Agent and The Chase Manhattan Bank, as
                            Collateral Agent (filed as Exhibit 4.3 to the 1999 Third
                            Quarter 10-Q and incorporated herein by reference).
           4.11          -- Tranche D Term Loan Agreement dated March 15, 2000 among
                            Nextel, Nextel Finance Company, the other Restricted
                            Companies party thereto, the Lenders Party thereto,
                            Toronto Dominion (Texas) Inc., as Administrative Agent,
                            and The Chase Manhattan Bank, as Collateral Agent (filed
                            on March 15, 2000 as Exhibit 4.1 to the Current Report on
                            Form 8-K dated March 15, 2000 and incorporated herein by
                            reference).
           4.12          -- Amendment No. 1 dated April 26, 2000 to the Amended and
                            Restated Credit Agreement dated November 9, 1999 among
                            Nextel, Nextel Finance Company, the other Restricted
                            Companies party thereto, the Lenders party thereto,
                            Toronto Dominion (Texas) Inc., as Administrative Agent,
                            and the Chase Manhattan Bank, as Collateral Agent (filed
                            on May 5, 2000 as Exhibit 4.1 to the Current Report on
                            Form 8-K dated May 5, 2000 and incorporated herein by
                            reference).
           4.13          -- Registration Rights Agreement, dated January 26, 2000,
                            between Nextel and Morgan Stanley & Co. Incorporated
                            relating to Nextel's 5.25% Convertible Senior Notes due
                            2010 (filed on January 26, 2000 as Exhibit 10.1 to the
                            Current Report on Form 8-K dated as of January 26, 2000
                            and incorporated herein by reference).
          *5             -- Opinion of Jones, Day, Reavis & Pogue regarding validity.
          *8             -- Opinion of Jones, Day, Reavis & Pogue regarding certain tax matters.
        **12             -- Statement regarding computation of earnings to fixed
                            charges.
          23.1           -- Consent of Jones, Day, Reavis & Pogue (included in
                            Exhibits 5 and 8).
         *23.2           -- Consent of Deloitte & Touche LLP.
        **24             -- Powers of Attorney.
        **25             -- Statement of Eligibility of Trustee on Form T-1.


---------------

 * Filed herewith.


** Previously filed.

ITEM 17. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (sec. 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this Section do not apply if the registration statement is on Form S-3
     (sec. 239.13 of this chapter), Form S-8 (sec. 239.16b of this chapter) or Form F-3 (sec. 239.33 of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT TO ITS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF RESTON, IN THE COMMONWEALTH OF VIRGINIA, ON JUNE 16, 2000.


                                            NEXTEL COMMUNICATIONS, INC.

                                            By:    /s/ THOMAS J. SIDMAN
                                              ----------------------------------
                                                       Thomas J. Sidman
                                              Senior Vice President and General
                                                            Counsel


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:



                        NAME                                         TITLE                        DATE
                        ----                                         -----                        ----

                          *                            Chairman of the Board and Director
-----------------------------------------------------
                  Daniel F. Akerson

                          *                            President, Chief Executive Officer
-----------------------------------------------------    and Director
                 Timothy M. Donahue

                          *                            Executive Vice President and Chief
-----------------------------------------------------    Financial Officer (Principal
                 Steven M. Shindler                      Financial Officer)

                          *                            Vice President and Controller
-----------------------------------------------------    (Principal Accounting Officer)
                  William G. Arendt

                          *                            Vice Chairman of the Board and
-----------------------------------------------------    Director
                  Morgan E. O'Brien

                          *                            Director
-----------------------------------------------------
                    Keith J. Bane

                          *                            Director
-----------------------------------------------------
                  William E. Conway

                          *                            Director
-----------------------------------------------------
                  Frank M. Drendel

                                                       Director
-----------------------------------------------------
                   Craig O. McCaw

                          *                            Director
-----------------------------------------------------
                 Dennis M. Weibling

                          *                            Director
-----------------------------------------------------
                     Janet Hill

                /s/ THOMAS J. SIDMAN                   Attorney-in-fact                      June 16, 2000
-----------------------------------------------------
                  Thomas J. Sidman

                                 EXHIBIT INDEX


        EXHIBIT
         NUMBER                            DESCRIPTION OF EXHIBITS
        -------                            -----------------------
          *5             -- Opinion of Jones, Day, Reavis & Pogue regarding validity.
          *8             -- Opinion of Jones, Day, Reavis & Pogue regarding certain tax matters.
        **12             -- Statement regarding computation of earnings to fixed
                            charges.
          23.1           -- Consent of Jones, Day, Reavis & Pogue (included in
                            Exhibits 5 and 8).
         *23.2           -- Consent of Deloitte & Touche L.L.P.
        **24             -- Powers of Attorney.
        **25             -- Statement of Eligibility of Trustee on Form T-1.


---------------

 * Filed herewith.


** Previously filed.